   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997

                                                      REGISTRATION NO. 333-38755
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           FIRST VIRTUAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CALIFORNIA (PRIOR TO                  3576                        77-0357037
           REINCORPORATION)             (PRIMARY STANDARD      (I.R.S. EMPLOYER IDENTIFICATION
  DELAWARE (AFTER REINCORPORATION)         INDUSTRIAL                      NUMBER)
  (STATE OR OTHER JURISDICTION OF      CLASSIFICATION CODE
   INCORPORATION OR ORGANIZATION)            NUMBER)

                              3393 OCTAVIUS DRIVE
                                   SUITE 102
                             SANTA CLARA, CA 95054
                                 (408) 567-7200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JAMES O. MITCHELL
                            CHIEF FINANCIAL OFFICER
                           FIRST VIRTUAL CORPORATION
                              3393 OCTAVIUS DRIVE
                                   SUITE 102
                             SANTA CLARA, CA 95054
                                 (408) 567-7200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              LEE F. BENTON, ESQ.                             NEIL J. WOLFF, ESQ.
               COOLEY GODWARD LLP                       WILSON SONSINI GOODRICH & ROSATI
             FIVE PALO ALTO SQUARE                          PROFESSIONAL CORPORATION
              3000 EL CAMINO REAL                              650 PAGE MILL ROAD
            PALO ALTO, CA 94306-2155                        PALO ALTO, CA 94304-1050
                 (650) 843-5000                                  (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997


                                      LOGO
                                2,400,000 SHARES

                                  COMMON STOCK


     Of the 2,400,000 shares of Common Stock offered hereby, 2,200,000 are being sold by First Virtual Corporation ("First Virtual" or the "Company") and 200,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.


                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
                                                    UNDERWRITING                    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                       PUBLIC       COMMISSIONS      COMPANY(1)     STOCKHOLDERS
--------------------------------------------------------------------------------------------------
Per Share......................... $              $               $               $
--------------------------------------------------------------------------------------------------
Total(2).......................... $              $               $               $
==================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $900,000.

(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 360,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.

                            ------------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California
on or about             , 1997.

BANCAMERICA ROBERTSON STEPHENS                                 HAMBRECHT & QUIST

               The date of this Prospectus is             , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary................................................................................   4
Risk Factors...........................................................................   6
Use of Proceeds........................................................................  17
Dividend Policy........................................................................  17
Capitalization.........................................................................  18
Dilution...............................................................................  19
Selected Consolidated Financial Data...................................................  20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...........................................................................  21
Business...............................................................................  27
Management.............................................................................  40
Certain Transactions...................................................................  48
Principal and Selling Stockholders.....................................................  49
Description Of Capital Stock...........................................................  51
Shares Eligible For Future Sale........................................................  53
Underwriting...........................................................................  55
Legal Matters..........................................................................  56
Experts................................................................................  56
Change of Accountants..................................................................  57
Additional Information.................................................................  57
Index To Consolidated Financial Statements............................................. F-1

                            ------------------------

     First Virtual and the First Virtual Corporation logo are trademarks of the Company. This prospectus also includes trade names and trademarks of companies other than First Virtual.

     The Company was incorporated in California in October 1993 and intends to reincorporate in Delaware prior to effectiveness of this offering. The Company's executive offices are located at 3393 Octavius Drive, Santa Clara, California 95054, and its telephone number is (408) 567-7200.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to: (i) a reincorporation of the Company in Delaware prior to this offering and (ii) the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock automatically upon the completion of this offering. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


     First Virtual Corporation provides a high quality, cost-effective video networking solution that integrates video with voice and data. The Company combines its expertise in real-time network systems, network quality of service ("QoS") and video technology to extend QoS across existing network architectures, such as ATM, Ethernet, ISDN, T1/E1 and xDSL. Its easy-to-use video networking systems are scaleable to multiple locations and more than a thousand users. First Virtual's broad product line enables it to deliver end-to-end solutions for a wide range of customer applications, such as distance learning, telemedicine, video marketing and video manufacturing. The Company believes that high quality video over networks can enhance the efficiency with which organizations work and learn.


     Improved communications technology is driving today's global economy by making accurate information readily available to individuals and groups, often at distant locations. Organizations increasingly connect individuals at remote locations through videoconferencing and use stored and live video content, delivered to multiple locations, to give personnel ready access to fully featured, visual information. To date, existing network architectures have constrained the delivery of high quality live and stored video. For example, Ethernet, Token Ring and Frame Relay networks, when used to deliver real-time video traffic, typically transmit blurred images without life-like motion and limit the ability of users on these networks to simultaneously access high quality live video and data applications. Network managers responding to these limitations have implemented separate, parallel networks designed for video, typically using a wide-area transmission technology called ISDN. However, the deployment of ISDN within the customer premise has proven difficult to integrate with other network architectures, costly to implement, and limited in its ability to scale to the transfer rates required for high quality video. To deliver high quality video across networks, organizations have begun to implement ATM-based networks that support QoS, enabling them to simultaneously carry multiple video streams, as well as voice and data.

     The Company is driven by its customers' needs for the three critical aspects of high quality video networking: Conferencing, Caching, and Casting. First Virtual's conferencing products enable true video collaboration between desktop systems and traditional videoconferencing equipment, from vendors such as PictureTel Corporation ("PictureTel"); its caching products facilitate the use of high quality stored video on networks; and its casting products enable broadcast of high quality live video on networks. At the center of the Company's product family is its Multimedia Operating Software ("MOS"), which is designed to guarantee network resources for real-time video, voice and data applications on any QoS-capable network. In addition, the Company has recently licensed technology from International Business Machines Corporation ("IBM") to allow First Virtual to enter the broadcast quality video networking market.

     The Company has global OEM relationships with Bay Networks, Inc. ("Bay Networks") and Northern Telecom, Inc. ("Nortel") and has established relationships with a number of VARs and systems integrators, including Bell Atlantic Network Integration, British Telecommunications plc ("BT"), Electronic Data Systems Corporation ("EDS") and IBM Global Services. The Company has also built a network of international distributors to enable it to sell, service and support its products in more than 40 countries worldwide. The Company's solutions have been deployed by a broad range of educational institutions, corporations and governmental agencies, such as IBM (headquarters facility in Armonk, New York); Peregrine Incorporated (headquarters and multiple manufacturing facilities); Shanghai Infoport (government metropolitan area network); and Virginia Tech (distance learning facilities).

                                  THE OFFERING

Common Stock offered by the Company......  2,200,000 shares
Common Stock offered by the Selling
  Stockholders...........................  200,000 shares
Common Stock outstanding after the         14,931,100 shares(1)
  offering...............................
Use of proceeds..........................  For repayment of outstanding indebtedness, research and development activities, working
                                           capital and general corporate purposes. See "Use
                                           of Proceeds."
Proposed Nasdaq National Market symbol...  FVCX

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (in thousands, except per share data)



                                  OCTOBER 20, 1993                                   NINE MONTHS ENDED
                                   (INCEPTION) TO      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                    DECEMBER 31,     ----------------------------   -------------------
                                        1993          1994      1995       1996       1996       1997
                                  ----------------   -------   -------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.........................      $   --        $    --   $ 3,670   $ 12,093   $  8,151   $ 11,123
Cost of revenues.................          --             --     2,874      6,547      4,711      6,477
                                         ----        -------   -------   --------   --------   --------
  Gross profit...................          --             --       796      5,546      3,440      4,646
                                         ----        -------   -------   --------   --------   --------
Operating expenses:
  Research and development.......          16          1,208     2,582      2,930      2,089      3,749
  Selling, general and
     administrative..............          56          1,419     3,603      4,886      3,367      4,978
                                         ----        -------   -------   --------   --------   --------
          Total operating
            expenses(2)..........          72          2,627     6,185      7,816      5,456      8,727
                                         ----        -------   -------   --------   --------   --------
Loss from operations.............         (72)        (2,627)   (5,389)    (2,270)    (2,016)    (4,081)
Other income (expense), net......          --             46        79         27         16       (147)
                                         ----        -------   -------   --------   --------   --------
Net loss.........................      $  (72)       $(2,581)  $(5,310)  $ (2,243)  $ (2,000)  $ (4,228)
                                         ====        =======   =======   ========   ========   ========
Pro forma net loss per
  share(3).......................                                        $  (0.17)  $  (0.15)  $  (0.31)
                                                                         ========   ========   ========
Shares used in computing pro
  forma net loss per share(3)....                                          13,132     13,023     13,458
                                                                         ========   ========   ========



                                                                 AS OF SEPTEMBER 30, 1997
                                                       --------------------------------------------
                                                        ACTUAL      PRO FORMA(4)     AS ADJUSTED(5)
                                                       --------     ------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................  $  1,506       $  1,506          $ 24,741
Working capital......................................       301            301            25,399
Total assets.........................................     7,389          7,389            30,624
Total debt...........................................     2,591          2,591               128
Convertible preferred stock..........................         7             --                --
Accumulated deficit..................................   (14,434)       (14,434)          (14,434)
Total stockholders' equity...........................       899            899            26,597


---------------

(1) Based on 12,731,100 shares outstanding as of September 30, 1997. Excludes 1,857,698, 40,624 and 100,000 shares issuable upon exercise of outstanding options, warrants and purchase rights at weighted average exercise prices of $4.90, $8.00 and $8.00 per share, respectively. Excludes an additional 549,577 shares reserved for issuance under the Company's stock option and purchase plans. See "Management -- Stock Plans" and "Description of Capital Stock" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

(2) Operating expenses include non-cash employee stock compensation charges of $339,000 for the year ended December 31, 1996 and $183,000 and $1.0 million for the nine month periods ended September 30, 1996 and 1997, repectively.


(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the computation of pro forma net loss per share. Supplemental net loss per share assuming $2.4 million in outstanding debt had been repaid at January 1, 1996 or the date of issuance of the debt, if later, and assuming that an equivalent amount was financed through the sale of equity securities at the assumed offering price of $13.00 (less underwriting discounts and commissions), would be $(0.17) for the year ended December 31, 1996 and $(0.15) and $(0.30) for the nine month periods ended September 30, 1996 and 1997, respectively.


(4) Gives effect to the conversion of all outstanding Preferred Stock into Common Stock.


(5) Adjusted to give effect to the receipt of the estimated net proceeds from the sale of 2,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share. See "Use of Proceeds."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

LIMITED OPERATING HISTORY; CUMULATIVE LOSSES

     The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company was incorporated in October 1993 and first shipped its video networking products in 1995. The Company's prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth and expansion. To address these risks, the Company must, among other things, continue to achieve market acceptance for its products, maintain technological leadership, respond to evolving markets and competition and attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in addressing these risks. The Company has incurred substantial net losses in each quarter since its inception. As of September 30, 1997, the Company had an accumulated deficit of $14.4 million. The Company's ability to achieve a consistent, profitable level of operations depends on a number of factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

     The Company has experienced, and will in the future experience, fluctuations in revenues, gross margins and operating results. For example, the Company adopted a strategy in the fourth quarter of 1996 to focus on a limited number of substantial end-user projects, rather than on sales of a large number of pilot and demonstration projects. The initial impact of this change in strategy was a decrease in revenues from $3.9 million in the fourth quarter of 1996 to $2.7 million in the first quarter of 1997. The Company's gross margins have historically fluctuated from period to period and are expected to continue to fluctuate in the future. Gross margins are significantly influenced by a variety of factors, including product mix, percentage of revenues derived from original equipment manufacturers ("OEMs") versus distributors or resellers, pricing within the video networking industry and the prices of significant components used in the Company's products.

     Various factors, in addition to those discussed above, contribute to the fluctuations in revenues, gross margins and operating results, including development of the market for video networking and for the Company's products, the Company's success in developing, introducing and shipping new products and product enhancements, the Company's success in accurately forecasting demand for new orders (which may have short lead-times before required shipment), new product introductions and price reductions by its competitors, production volumes and quality levels, seasonality, changes in material costs, the efforts of OEMs, distributors, resellers, contract manufacturers and component suppliers on behalf of the Company, the Company's ability to attract, retain and motivate qualified personnel, the timing and amount of research and development and selling, general and administrative expenditures, and general economic conditions.

     Further, a significant portion of the Company's expenses are fixed in advance. The Company expects that operating expenses will increase in the future to fund expanded operations. To the extent these increased expenses are not accompanied by an increase in revenues, the Company's business, financial condition and results of operations could be materially adversely affected. If revenues or gross margins are below Company expectations in any given period, the Company's inability to adjust operating expenses in response would adversely affect operating results. Due to all the foregoing factors, it is likely that in some future quarter, the Company's results of operations will be below the expectations of public market analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET ACCEPTANCE OF VIDEO NETWORKING

     The Company's success depends on the market acceptance of video networking. Potential end-users must accept video applications as a viable alternative to face-to-face meetings and conventional classroom based learning. New applications, such as the use of video in marketing, selling and manufacturing, are in an early stage of development and have not been widely accepted to date. Early video networking equipment designed for local area networks ("LANs") suffered from poor video quality, as has traditional Integrated Services Digital Network ("ISDN") based video conferencing, adversely affecting widespread acceptance of video networking applications. The Company must overcome this negative perception. Potential end-users must be educated in the use and benefits of video networking. If video networking fails to achieve broad commercial acceptance or such acceptance is delayed, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Industry Background."

DEPENDENCE ON DISTRIBUTION RELATIONSHIPS

     The Company currently focuses on sales through OEMs, distributors and resellers ("distribution relationships"). The Company's future performance will depend in large part on sales of its products through its distribution relationships, such as Bay Networks, Nortel, and other key partners. During the nine months ended September 30, 1997, Bay Networks was the Company's most significant OEM, representing 57% of the Company's revenues. In November 1995, the Company granted Bay Networks the worldwide non-exclusive right to market and sell certain of the Company's products. In September 1996, the Company granted Bay Networks the worldwide non-exclusive right to market and sell all of the Company's current and future products under both the Company's and Bay Networks' names. In May 1997, the Company granted similar rights to Nortel to market the Company's products under the Company's name. The Company expects, based on its past experience, that new distribution relationships such as the Nortel relationship generally will not result in significant sales in the short term, but only after a period during which the Company trains the partners' sales forces and helps identify sales opportunities. Agreements with Bay Networks, Nortel and other distribution partners generally provide for discounts based on the Company's list prices, and do not require minimum purchases. These agreements do not restrict development or distribution of competitive products. Therefore, some of the entities which distribute the Company's products may compete with the Company. The Company cannot assure that an OEM, distributor or reseller will dedicate sufficient resources or give sufficient priority to selling the Company's products. While the Company plans to seek additional distribution relationships, these relationships could compete with and adversely affect sales by the Company's existing OEMs, distributors or resellers. The Company depends on its distribution relationships for most customer support, and expends significant resources to train its OEMs, distributors and resellers to support their customers. These entities can generally terminate the distribution relationship upon 30 days notice for a material breach. The loss of a distribution relationship or a decline in the efforts of a material distributor could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Marketing, Sales and Customer Support."

LIMITED NUMBER OF LARGE PROJECTS; LENGTHY SALES AND IMPLEMENTATION CYCLE

     The Company depends on a limited number of large end-user projects for a majority of its revenues, which has resulted in, and may in the future result in, significant fluctuations in quarterly revenues. For example, a sale to IBM's corporate headquarters represented nine percent of the Company's revenues in the second quarter of 1997. The Company expects that revenues from the sale of products to large end-users will continue to account for a significant percentage of its revenues in any particular quarter for the foreseeable future. Additionally, a significant portion of the Company's sales of video networking products has historically been to government-related agencies, such as military and educational institutions, or third parties using the Company's products on behalf of government agencies. Such government-related customers are often subject to budgetary pressures and may from time to time reduce their expenditures and/or cancel orders. The loss of any major customer, or any reduction or delay in orders by such customer, or the failure of the Company or its distribution partners to market its products successfully to new customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers and Applications."

     Sales of the Company's products require an extended sales effort. The Company must first train the entities with which it has distribution relationships to market the Company's products. These entities then must identify appropriate video networking opportunities and compete for prospective customers' scarce management attention and resources. Since the Company's products are often used as part of a larger project and must be installed without adversely affecting the performance of the customer's existing network, end-users often require time to decide whether to undertake the project. Due to operating procedures in many large organizations, particularly government agencies, an extended time period may elapse after key decision makers have selected the Company's products and before a contract to purchase the Company's products can be signed. As a result, the period from an initial sales call to an end-user agreement typically ranges from six to twelve months, and can be longer. Therefore, the timing of revenues may be unpredictable. This could have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS

     The markets for the Company's products are characterized by rapid technological change and evolving industry standards. The Company's success will depend, in part, on its ability to maintain its technological leadership, to enhance and expand its existing product offerings and to develop and introduce in a timely manner new products which achieve market acceptance. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The Company has experienced delays in the introduction of new products in the past and may in the future experience such delays.

     As technology changes, the Company's success will also depend in part upon its ability and the ability of its strategic partners to comply with evolving industry standards. Transmission Control Protocol/Internet Protocol ("TCP/IP") industry standards, such as H.323, Resource Reservation Protocol ("RSVP") and Real-Time Protocol ("RTP"), are evolving. These standards potentially afford an alternative to the Company's current video networking solutions. Industry standards for Asynchronous Transfer Mode ("ATM"), such as H.321, LAN Emulation ("LANE"), Multi-Protocol Over ATM ("MPOA") and Private Network-Network Interface ("PNNI") are also still evolving. As standards evolve, the Company must modify its products, or develop and support new versions of its products. The failure of the Company's products to comply, or delays in achieving compliance, with various evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's ability to compete successfully is also dependent upon the continued compatibility and interoperability of its products with products and architectures offered by various vendors. The Company's business, financial condition and results of operations would be materially adversely affected if it were to incur significant delays or be unsuccessful in developing new products or enhancements, if any such products or enhancements did not gain market acceptance or if the Company is unable to effectively address the compatibility and interoperability issues raised by technological changes in a timely manner, or if a delay in the creation of industry standards resulted in customers deciding not to deploy, or to delay deployment of, the Company's products. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products noncompetitive or obsolete.

     From time to time, the Company may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. The announcement of product enhancements or new product offerings could cause customers to defer purchasing the Company's products. For example, the Company is currently developing its V-Ether and V-Gate323 products for Ethernet/IP-based networks, which may delay or defer implementation of the Company's existing ATM-based products. The failure of the Company to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability of the Company to respond effectively to technological changes, or to comply with the various existing and evolving industry standards, or product announcements by competitors, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- First Virtual's Products and Technology" and "-- Research and Development."

DEPENDENCE ON ATM BACKBONE TECHNOLOGY

     Although ATM is becoming widely adopted for high-speed wide-area networking, video networking over ATM networks is still an emerging market. The Company currently derives a significant amount of its revenues from its video networking products that function over ATM backbones, and sales of these video networking products are expected to continue to account for a significant amount of the Company's revenues for the foreseeable future. The Company's business strategy is based on the assumption that ATM backbone technology will be a widely accepted networking backbone solution. Accordingly, the Company's business, financial condition and results of operations are dependent on continued growth and market acceptance of ATM technology as a networking backbone. The market acceptance of ATM technology may be adversely influenced by the availability, performance and price of competing technologies such as Fast Ethernet and Gigabit Ethernet. There can be no assurance that there will be continued growth and market acceptance of ATM technology or the Company's video networking products. In the event that ATM backbone networks fail to achieve broad commercial acceptance, the Company's business, financial condition and results of operations could be materially adversely affected.

DEPENDENCE ON SUPPLIERS

     Several of the critical components used in the Company's products, including certain custom and programmable semiconductors, such as the Pisces ASIC, the SESAR ASIC and an ATM adapter, are currently available only from Lucent Technologies Inc. ("Lucent"), Integrated Telecom Technology, Inc. ("IgT") and Integrated Device Technologies, Inc. ("IDT"), respectively. The Company does not have long-term agreements with these suppliers, and they are not obligated to provide components to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Qualifying additional suppliers is a time consuming and expensive process, and there is a greater likelihood of problems arising during a transition period to a new supplier. There can be no assurance that these existing suppliers will continue to meet the Company's requirements for these components. Any interruption in the supply of these components, or the inability of the Company to procure these components from alternate sources at acceptable prices and within a reasonable period of time, or any excessive rework costs associated with defective components or process errors, would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company uses a product sales forecast based on anticipated product orders to determine its components requirements. As a result of the relatively short lead-time on certain orders, however, this forecast may not be accurate. Certain components used in the Company's products require an order lead time of up to 16 weeks. Other components that currently are readily available may become difficult to obtain in the future. Failure of the Company to predict accurately its required quantities of these components could result in either shortages or excess inventory of such components, as well as cause the Company to delay shipments of its products in response to orders, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has from time to time experienced shortages of certain other key components. These component shortages have resulted in delays in the shipment of the Company's products, and the component shortages have also resulted in higher component costs. When these components are in short supply, the Company must compete for them with companies that have greater purchasing power and often have longer established relationships with their vendors. There can be no assurance that the Company will not experience shortages in component supplies in the future, which would have a material adverse affect on the Company's business, financial condition and results of operations.

COMPETITION; INDUSTRY CONSOLIDATION


     The video networking industry is becoming increasingly competitive. As an end-to-end high quality ATM-based video networking solution, First Virtual's products face actual and potential competition in different market segments. The Company's most direct competitors also currently offer video networking over ATM, including FORE Systems, Inc. ("FORE") and Newbridge Networks Corporation ("Newbridge"). The Company's video networking products also compete with systems based on other technologies, such as the ISDN-based video networking products offered by Madge Networks, N.V. ("Madge"). The Company's network infrastructure products, when sold by its distribution partners such as Bay Networks, are used to compete with ATM-based infrastructure products sold by companies such as Cisco Systems, Inc. ("Cisco") and 3Com Corporation ("3Com"). In the videoconferencing area, the Company's technology licensing agreement with IBM is intended to result in products which would compete with products sold by companies such as Newbridge in the high-end H.310 videoconferencing market. In video storage, the Company's V-Cache products face competition from companies which offer high-performance servers that can store video, such as Silicon Graphics, Inc. ("SGI"), Starlight Networks Inc. ("Starlight"), Sun Microsystems, Inc. ("Sun") and The Network Connection ("TNC"). In the video broadcast area, the Company's products may compete in the future with system and software products of companies which provide "streamed" video over IP/Ethernet networks, such as Optivision, Inc. ("Optivision") and Precept Software, Inc. ("Precept Software"). The Company faces potential competition from large companies which have products in related areas, such as Intel Corporation ("Intel") and Microsoft Corporation ("Microsoft"). The Company could encounter new competition if companies which distribute First Virtual's products, or whose videoconferencing equipment is used together with the Company's products, develop or acquire video networking technologies or products. There can be no assurance that the Company will be able to compete successfully in this environment.


     Many of the Company's actual and potential competitors have greater name recognition; a larger installed base of networking products and strong relationships with end users; more extensive engineering, manufacturing, marketing and distribution capabilities; and greater financial, technological and personnel resources than the Company. The networking industry is undergoing a period of consolidation in which companies, including some of the Company's competitors, are participating in business combinations, resulting in competitors with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise.

     In addition, the Company expects price competition to escalate in the video networking industry. Although the Company has rarely lowered product prices in the past, anticipated competition may force the Company in the future to lower product prices on a regular basis and add new products and features without increasing prices. There can be no assurance that the Company will be able to compete successfully in such a price competitive environment. If such pricing pressures are not mitigated by cost reduction or changes in product mix, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Competition."

COMPLIANCE WITH INDUSTRY STANDARDS AND REGULATIONS

     The Company's products must meet a significant number of video, voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United

States, the Company's products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union. In addition, telecommunications service providers require that equipment connected to their networks comply with their own standards, which may vary from industry standards. A delay in obtaining, or the failure to obtain, certification of its products domestically or in countries outside of the United States could delay or preclude the Company's marketing and sales efforts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     TCP/IP industry standards, such as H.323, RSVP and RTP, are evolving. These standards potentially afford an alternative to the Company's current video networking solution. Industry standards for ATM, such as H.321, LANE, MPOA and PNNI, are also still evolving. As these standards evolve, the Company must modify its products, or develop and support new versions of its products. The failure of the Company's products to comply, or delays in achieving compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Government regulatory policies are likely to continue to have a major impact on the pricing of services over existing and new public ATM network infrastructures and, therefore, are expected to affect demand for applications such as video networking. Tariff rates, whether determined autonomously by telecommunications service providers or in response to regulatory directives, may affect the cost effectiveness of deploying public ATM network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies could decrease demand for telecommunications products, including the Company's products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON INTELLECTUAL PROPERTY

     The Company's success and ability to compete in the video networking industry depends, in part, upon its ability to protect its proprietary technology and to operate without infringing the proprietary rights of others. The Company does not rely on patent protection for, and does not hold, any patents relating to its products. The Company's adherence to industry-wide technical standards and specifications may limit the Company's opportunities to provide proprietary product features. The Company currently licenses certain technology from third parties and plans to continue to do so in the future. The commercial success of the Company will also depend, in part, on the Company not breaching its current and future licenses of third-party technology used in certain of the Company's products.

     The Company currently relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. The Company also enters into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with its suppliers, distributors and customers to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will be sufficient to deter misappropriation of the Company's proprietary technologies or that independent third-parties will not develop similar or superior technologies. The development of alternative technologies by third parties could adversely affect the competitiveness of the Company's products. In addition, the laws of some countries do not provide the same degree of protection of the Company's proprietary information as do the laws of the United States.

     The Company is also subject to the risk of litigation alleging infringement of third party intellectual property rights from both its licensed and proprietary technology. A number of companies have developed technologies or received patents on technologies that may be related to or be competitive with the Company's technologies. The Company has not conducted a patent search relating to the technology used in its products. In addition, since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, would relate to the Company's products. Many of these companies have significantly greater resources than the Company. Given the rapid development of technology in the video networking industry, there can be no assurance that the Company's existing or future products will not infringe upon the existing or future proprietary rights of others. Further, the Company's lack of patents may inhibit the Company's ability to negotiate or obtain licenses from or oppose patents of third parties, if necessary. The Company could incur substantial costs in defending itself and its customers against any such claims, regardless of the merits of such claims. The Company may be required by contract or by statutory implied warranties to indemnify its distribution partners and end-users against third-party infringement claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a successful claim of infringement, the Company, its customers and end-users may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost, or at all. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments and restrictions on the Company's ability to sell its products, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Intellectual Property."

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING

     The Company currently outsources the manufacturing of its products. The Company relies on three vendors, Tanon Manufacturing, Inc. ("Tanon"), Empac International Corporation ("Empac") and Sanmina Corporation ("Sanmina"), to turnkey manufacture certain of its products. If one or more of these manufacturers experiences quality or other problems, product shipments by the Company may be delayed. The Company has experienced such delays in the past and may in the future experience delays. If the Company is required to find replacements for its manufacturers, such change in manufacturers could result in short-term cost increases and delays in delivery, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains a safety stock of critical components and reserve inventory, which would not be sufficient to meet increases in demand occurring simultaneously with delayed deliveries from manufacturers. There can be no assurance that the Company will be able to negotiate acceptable arrangements with its existing or any future manufacturers, or, if negotiated, that such arrangements will be on terms favorable to the Company. See
"Business -- Manufacturing."

MANAGEMENT OF GROWTH; DEPENDENCE ON THIRD PARTY OUTSOURCING

     The Company's growth, both in sales and in the number of its employees, has placed, and is expected to continue to place, a significant strain on its managerial, financial and personnel resources. The Company presently has fewer than 60 full-time employees. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis, to expand, train and manage its employees, and to respond rapidly to customer needs, including providing support for the Company's products. There can be no assurance that the Company will be able to compete effectively and manage future growth.

     The Company currently outsources certain human resources and financial responsibilities. The Company's accounting and data processing functions are performed by KPMG Peat Marwick LLP ("KPMG"). While the Company has experienced turnover with respect to the persons providing the services on behalf of KPMG, such turnover has not had a material impact on the Company's operations. There can be no assurance that such turnover will not have a material impact in the future, or that such relationship will not be terminated by KPMG. As part of the responsibilities of becoming a public company, the Company may need to transfer certain finance functions back to the Company or transition from KPMG to another service provider, both of which may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may in the future acquire additional businesses, products or technologies. There can be no assurance that the Company will be able to manage its expansion or integrate the operations of any businesses, products or technologies it may in the future acquire. The failure to do so could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN PERSONNEL

     The Company's success to date has been significantly dependent on the contributions of a number of its key personnel, including Ralph Ungermann, President and Chief Executive Officer, Allwyn Sequeira, Vice President, Engineering and Chief Technical Officer and James O. Mitchell, Vice President, Operations and Chief Financial Officer. The loss of the services of Messrs. Ungermann, Sequeira or Mitchell could have a material adverse effect on the Company. The Company's success also depends, to a significant extent, upon other key employees, consultants and advisors. The loss of the services of one or more of these key employees or consultants and advisors could have a material adverse effect on the Company. None of the Company's employees, including its senior management, is bound by an employment or non-competition agreement, and the Company does not maintain "key person" life insurance on any employee.

     The Company believes that its future success will also depend upon its ability to attract and retain additional highly-skilled technical, managerial, manufacturing, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to anticipate accurately, or to obtain, the personnel that it may require in the future. The failure to obtain personnel, when necessary, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

RISK OF PRODUCT DEFECTS

     Products as complex as those offered by the Company frequently contain undetected errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing by the Company and its customers, the Company has in the past shipped product releases with some defects, and has discovered other errors in its products after their commercial shipment. Certain providers of the hardware and software used in the Company's products in the past have changed their specifications, adversely affecting the performance of the Company's products. For example, in the third quarter of 1997, a semiconductor device supplier changed the design of its chip without notifying the Company, halting production of certain of the Company's products until the board incorporating this chip could be redesigned and adversely affecting the Company's revenues for the quarter. There can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new products or in new versions or enhancements of existing products after commencement of commercial shipments, or that the Company will not have to devote significant financial resources and personnel to correct the defects. In addition, the Company's products incorporate and are used with third party products. Defects, including those of third parties, discovered in the future could result in adverse customer reaction, negative publicity regarding the Company and its products, delays in implementation of the Company's products, or delays in or failure to achieve market acceptance of the Company's products, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

RISK OF INTERNATIONAL SALES AND CURRENCY FLUCTUATIONS

     Sales outside of North America accounted for approximately 36% of the Company's revenues for the year ended December 31, 1996 and approximately 22% of the Company's revenues for the nine months ended September 30, 1997. There can be no assurance that revenues from international sales will continue to constitute a significant portion of the Company's business. A decline in international sales could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, while the Company's current products are designed to meet relevant regulatory requirements in markets outside of the United States in which they are sold, any inability to obtain any such required regulatory approvals on a timely basis could have a material adverse effect on the Company. Conducting business outside of the United States is subject to certain risks, including seasonality, longer payment cycles, changes in regulatory requirements and tariffs, reduced protection of intellectual property rights, difficulties in distribution, the burden of complying with a variety of foreign laws and political or economic constraints on international trade or instability. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     All of the Company's sales are denominated in United States dollars. Therefore, an increase in the value of the dollar relative to local currency could increase the price in local currencies of the Company's products in markets outside of the United States and make the Company's products relatively more expensive than competitive products denominated in local currencies, which could materially adversely affect the Company's business, financial condition and results of operations.

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active market will develop or be maintained. The initial public offering price will be negotiated between the Company and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information related to the method of determining the initial public offering price. The market price of the shares of the Company's Common Stock, like that of the common stock of many other high technology companies, is likely to be highly volatile. Factors such as the Company's operating results, developments in the Company's relationships with strategic partners, developments affecting the Company's strategic partners, regulatory action or regulatory approval with respect to the Company, its competitors or their products, announcements of new products by the Company or its competitors, developments related to proprietary rights by the Company or its competitors, changes in the recommendation of securities analysts with respect to the Company's Common Stock, and market conditions for high technology stocks in general may cause the market price of the Company's Common Stock to fluctuate, perhaps substantially. The Company expects that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. In addition, in recent years the stock market in general, and the shares of high technology companies in particular, have experienced extreme price fluctuations. Fluctuations in operating results, as well as these broad market and industry fluctuations, may have a material adverse effect on the market price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS


     After this offering, the Company's named executive officers, directors and principal stockholders will beneficially own approximately 7,526,306, or 49.8%, of the outstanding shares of Common Stock (48.7% if the underwriters' overallotment option is exercised in full). As a result, such persons may have the ability to effectively control the Company and direct its affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company, and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for shares of Common Stock. See "Principal and Selling Stockholders."


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND DELAWARE LAW

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could affect adversely the voting power of holders of Common Stock and the likelihood that such holders will receive payments upon liquidation. Additionally, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may affect adversely the market price of and the voting and other rights of the holders of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. These provisions, and other provisions of the Certificate of Incorporation, the Company's Bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by (i) restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) 180-day lock-up agreements pursuant to which all directors, officers and other stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of BancAmerica Robertson Stephens or, in certain instances, the Company. The Company has agreed with BancAmerica Robertson Stephens not to release any stockholder from any lock-up agreement between the stockholder and the Company without the prior written consent of BancAmerica Robertson Stephens. Approximately 11,443,033 shares and an additional 536,623 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements and in compliance with certain limitations set forth in the Securities Act. An additional approximately 282,602 of the outstanding shares will become eligible for sale at various times after 180 days after the date of this Prospectus, over a period of less than one year, pursuant to Rule 144 and Rule 701 under the Securities Act. The remaining approximately 805,465 shares outstanding will be subject to rights of repurchase in favor of the Company that expire at various dates through July 25, 2001 pursuant to vesting requirements. After this offering, the holders of approximately 10,435,500 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible For Future Sale" and "Description of Capital Stock -- Registration Rights."


NO SPECIFIC PLAN FOR SIGNIFICANT PORTION OF PROCEEDS

     The Company currently has no specific plans for a significant portion of the net proceeds of the offering. As a consequence, the Company's management will have the discretion to allocate this portion of the net proceeds of this offering to uses that the stockholders may not deem desirable, and there can be no assurance that these proceeds can or will be invested to yield a significant return. Substantially all of the proceeds of the offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time. See "Use of Proceeds."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that its available cash resources combined with the net proceeds of this offering, together with funds from the Company's existing line of credit, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DILUTION; ABSENCE OF DIVIDENDS


     The initial public offering price will be substantially higher than the book value per share of Common Stock. Assuming an initial public offering price of $13.00 per share, investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $11.22 per share in the net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options and warrants. See "Dilution." The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's loan and security agreement and capital equipment lease prohibit the payment of dividends without the consent of the respective lenders. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $25.7 million ($30.1 million if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $13.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.



     The Company intends to use approximately $3.4 million of the net proceeds of the offering for the repayment of outstanding indebtedness. The balance of the net proceeds of the offering are expected to be used for research and development activities, working capital and general corporate purposes. These corporate purposes may include the purchase of technology assets and licenses. The Company has no present understandings, commitments or arrangements with respect to the purchase of any technology assets or licenses, and the amount and timing of these expenditures will depend on numerous factors, including the progress of the Company's research programs and its ability to attract additional strategic partners. Pending application of the net proceeds of the offering as described above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing financial instruments.


     The Company anticipates that its existing resources, together with the net proceeds of this offering, and projected interest income, will enable the Company to maintain its current and planned operations through at least the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company's loan and security agreement and capital equipment lease prohibit the payment of dividends without the respective lenders' consent.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1997, (i) actual capitalization of the Company as of September 30, 1997, (ii) the pro forma capitalization of the Company giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and (iii) the pro forma capitalization as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deduction of underwriting discounts and estimated offering expenses payable by the Company. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                      SEPTEMBER 30, 1997
                                                               --------------------------------
                                                                            PRO           AS
                                                                ACTUAL    FORMA(1)     ADJUSTED
                                                               --------   --------     --------
                                                               (in thousands)
Current portion of long-term debt and line of credit.........  $  1,879   $  1,879     $     16
                                                               ========   ========
Long-term debt, less current portion.........................  $    712   $    712     $    112
                                                               --------   --------
Stockholders' equity(2):
  Convertible Preferred Stock, $.001 par value; 10,000,000
     shares authorized, actual; 5,000,000 authorized pro
     forma and as adjusted; 7,937,182 shares issued and
     outstanding, actual; no shares issued and outstanding,
     pro forma and as adjusted...............................         7         --           --
  Common Stock, $.001 par value; 30,000,000 shares
     authorized, actual; 35,000,000 pro forma and as
     adjusted; 4,793,918 shares issued and outstanding,
     actual; 12,731,100 shares issued and outstanding, pro
     forma; 14,931,100 shares issued and outstanding, as
     adjusted................................................         5         12           14
     Additional paid-in capital..............................    16,165     16,165       41,861
     Notes receivable from stockholders......................      (844)      (844)        (844)
Accumulated deficit..........................................   (14,434)   (14,434)     (14,434)
                                                               --------   --------
          Total stockholders' equity.........................       899        899       26,597
                                                               --------   --------
          Total capitalization...............................  $  1,611   $  1,611     $ 26,709
                                                               ========   ========


---------------

(1) Gives effect to the conversion of all outstanding Preferred Stock into Common Stock.

(2) Excludes 1,857,698, 40,624 and 100,000 shares issuable upon exercise of outstanding options, warrants and purchase rights at weighted average exercise prices of $4.90, $8.00 and $8.00 per share, respectively. Excludes an additional 549,577 shares reserved for issuance under the Company's stock option and purchase plans. See "Management -- Stock Plans" and "Description of Capital Stock" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of September 30, 1997 was approximately $899,000, or $0.07 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding at that date, including shares of Common Stock from the conversion of the Preferred Stock immediately prior to the consummation of the offering. Without taking into account any other changes in the net tangible book value after September 30, 1997, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of 2,200,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share (after deduction of underwriting discounts and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 30, 1997, would have been $26.6 million, or $1.78 per share, respectively. This represents an immediate increase in the pro forma net tangible book value of $1.71 per share to existing stockholders and an immediate dilution of $11.22 per share to new public investors. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................            $13.00
      Pro forma net tangible book value per share before offering.......  $0.07
      Increase per share attributable to new public investors(1)........   1.71
                                                                          -----
    Pro forma net tangible book value per share after offering..........              1.78
                                                                                    ------
    Dilution per share to new public investors..........................            $11.22
                                                                                    ======



     The following table summarizes, on a pro forma basis, as of September 30, 1997, the difference between existing stockholders and purchasers of shares in the offering (at an assumed initial public offering price of $13.00 per share and before deducting underwriting discounts and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid or payable and the average price per share paid or payable:



                                    SHARES PURCHASED(1)         TOTAL CONSIDERATION
                                   ----------------------     -----------------------     AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                   ----------     -------     -----------     -------     -------------
Existing stockholders(2).........  12,731,100       85.3%     $14,518,000       33.7%        $  1.14
New public investors(2)..........   2,200,000       14.7       28,600,000       66.3         $ 13.00
                                   ----------      -----      -----------      -----
          Total..................  14,931,100      100.0%     $43,118,000      100.0%
                                   ==========      =====      ===========      =====


---------------

(1) Excludes 1,857,698, 40,624 and 100,000 shares issuable upon exercise of outstanding options, warrants and purchase rights at weighted average exercise prices of $4.90, $8.00 and $8.00 per share, respectively. Excludes an additional 549,577 shares reserved for issuance under the Company's stock option and purchase plans. To the extent that options, warrants or purchase rights are exercised and shares of Common Stock are issued, there will be further dilution to new investors. See "Management -- Stock Plans" and "Description of Capital Stock" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

(2) Sales by the Selling Stockholders in the offering will reduce the number of shares held by existing stockholders to 12,531,100 shares, or approximately 83.9% of the total shares of Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 2,400,000, or approximately 16.1%, of the total shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data presented below, for each of the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 and the selected consolidated balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 are derived from, and are qualified by reference to, the consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated balance sheet data as of December 31, 1994 are derived from the audited consolidated financial statements of the Company not included herein. The consolidated statement of operations data for the period from October 20, 1993 (inception) to December 31, 1993 and the selected balance sheet data as of December 31, 1993 are derived from unaudited consolidated financial statements of the Company not included herein. The consolidated statement of operations data for the nine months ended September 30, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The consolidated statement of operations data for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                         NINE MONTHS
                                          OCTOBER 20, 1993                                  ENDED
                                           (INCEPTION) TO    YEAR ENDED DECEMBER 31,     SEPTEMBER 30
                                            DECEMBER 31,    -------------------------  ----------------
                                                1993         1994     1995     1996     1996     1997
                                          ----------------  -------  -------  -------  -------  -------
                                                      (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues.................................       $ --        $    --  $ 3,670  $12,093  $ 8,151  $11,123
Cost of revenues.........................         --             --    2,874    6,547    4,711    6,477
                                                ----        -------  -------  -------  -------  -------
  Gross profit...........................         --             --      796    5,546    3,440    4,646
                                                ----        -------  -------  -------  -------  -------
Operating expenses:
  Research and development...............         16          1,208    2,582    2,930    2,089    3,749
  Selling, general and administrative....         56          1,419    3,603    4,886    3,367    4,978
                                                ----        -------  -------  -------  -------  -------
          Total operating expenses(1)....         72          2,627    6,185    7,816    5,456    8,727
                                                ----        -------  -------  -------  -------  -------
Loss from operations.....................        (72)        (2,627)  (5,389)  (2,270)  (2,016)  (4,081)
Other income (expense), net..............         --             46       79       27       16     (147)
                                                ----        -------  -------  -------  -------  -------
Net loss.................................       $(72)       $(2,581) $(5,310) $(2,243) $(2,000) $(4,228)
                                                ====        =======  =======  =======  =======  =======
Pro forma net loss per share(2)..........                                     $ (0.17) $ (0.15) $ (0.31)
                                                                              =======  =======  =======
Shares used in computing pro forma net
  loss per share(2)......................                                      13,132   13,023   13,458
                                                                              =======  =======  =======


                                                          DECEMBER 31,
                                            -----------------------------------------     SEPT. 30,
                                            1993      1994        1995         1996         1997
                                            ----     -------     -------     --------     ---------
                                                                (in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................  $405     $ 2,699     $ 2,787     $    676     $   1,506
Working capital...........................   417       2,410       1,452        1,046           301
Total assets..............................   492       2,998       4,516        5,432         7,389
Total debt................................    --          --         392        1,312         2,591
Accumulated deficit.......................   (72)     (2,653)     (7,963)     (10,206)      (14,434)
Total stockholders' equity................   465       2,619       2,017        2,074           899

---------------

(1) Operating expenses include non-cash employee stock compensation charges of $339,000 for the year ended December 31, 1996 and $183,000 and $1.0 million for the nine month periods ended September 30, 1996 and 1997, respectively.


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the computation of pro forma net loss per share. Supplemental net loss per share assuming $2.4 million in outstanding debt had been repaid at January 1, 1996 or the date of issuance of the debt, if later, and assuming that an equivalent amount was financed through the sale of equity securities at the assumed offering price of $13.00 (less underwriting discounts and commissions), would be $(0.17) for the year ended December 31, 1996 and $(0.15) and $(0.30) for the nine month periods ended September 30, 1996 and 1997, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     First Virtual provides a high quality, cost-effective video networking solution that integrates video with voice and data, while leveraging existing network infrastructures. The Company was incorporated in California in October 1993 and will be reincorporated in Delaware prior to the closing of the offering. The Company first shipped its video networking products in 1995.

     The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company has incurred net losses since inception and, as of September 30, 1997, had an accumulated deficit of $14.4 million. The Company has in the past, and may from time to time in the future, experience quarterly fluctuations in revenues and operating results. The Company adopted a strategy in the fourth quarter of 1996 to focus on a limited number of substantial end-user projects, rather than on the implementation of a large number of evaluation and demonstration projects. The initial impact of this change of strategy was a decrease in revenues from $3.9 million in the fourth quarter of 1996 to $2.7 million in the first quarter of 1997. The Company's focus on a limited number of large large end-user projects has resulted in, and may in the future result in, significant fluctuations in quarterly revenues. Furthermore, a significant portion of the Company's expenses are fixed in advance. If revenues are below Company expectations in any given period, the Company's inability to adjust operating expenses in response to such decreased revenues would affect operating results.

     Gross margins are significantly influenced by a variety of factors, including product mix, percentage of revenues derived from OEMs versus distributors or resellers, pricing within the video networking industry and the prices of significant components used in the Company's products. The Company generally recognizes higher margins from video products and value added switch modules and lower margins from base model V-Switches and adapter cards. The Company's gross margins have fluctuated from period to period and are expected to continue to do so in the future.

     The Company sells its products worldwide through OEM partners, distributors and resellers. The Company established strategic relationships with Bay Networks in November 1995 and Nortel in May 1997. In November 1995, the Company granted Bay Networks the worldwide non-exclusive right to market and sell certain of the Company's products. In September 1996, the Company granted Bay Networks the worldwide non-exclusive right to market and sell all of the Company's current and future products, under both the Company's and Bay Networks' names. In May 1997, the Company granted similar rights to Nortel to market the Company's products under the Company's name. Sales through Bay Networks represented 29% and 57% of the Company revenues in 1996 and for the nine months ended September 30, 1997, respectively. Sales by Nortel have not been significant to date. The Company also plans to enter into additional distribution agreements. See "Risk Factors -- Dependence on Distribution Relationships."

     The Company recognizes revenues upon shipment of products to customers, provided that no significant obligations remain and collectability is probable. The OEM partners generally have no rights of return and have historically carried limited amounts of inventories of the Company's products. Agreements with certain distribution partners contain price protection provisions and certain return rights. Accordingly, the Company records a provision for estimated future returns and price protection upon revenue recognition. To date, returns and charges for price protection have not been material.

     Direct sales from shipments to customers outside of North America accounted for approximately 36.0% and 22.0% of the Company's revenues in 1996 and for the nine months ended September 30, 1997, respectively. The Company expects that direct sales from shipments to customers outside of North America will continue to represent a significant portion of its future revenues. In addition, the Company believes that a small portion of its sales through Bay Networks and other distribution partners is sold to international end-users. Revenues from the Company's international operations are subject to various risks. To date, the Company has not engaged in any foreign currency hedging activity. See "Risk Factors -- Risk of International Sales and Currency Fluctuations."

     The Company outsources certain functions to independent service providers. The Company's products are manufactured primarily by Tanon and accounting and data processing functions are performed by KPMG.

RESULTS OF OPERATIONS

     The following table sets forth certain items from the Company's consolidated statement of operations as a percentage of total revenues for the period indicated. The table does not include data for the year ended December 31, 1994 because no revenue was recognized. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

                                                                             NINE MONTHS
                                                       YEAR ENDED               ENDED
                                                      DECEMBER 31,          SEPTEMBER 30,
                                                   ------------------     -----------------
                                                    1995        1996       1996       1997
                                                   -------     ------     ------     ------
    CONSOLIDATED STATEMENT OF OPERATIONS DATA:
    Revenues.....................................    100.0%     100.0%     100.0%     100.0%
    Cost of revenues.............................     78.3       54.1       57.8       58.2
                                                     -----       ----       ----       ----
      Gross margin...............................     21.7       45.9       42.2       41.8
                                                     -----       ----       ----       ----
    Operating expenses:
      Research and development...................     70.4       24.2       25.6       33.7
      Selling, general and administrative........     98.2       40.4       41.3       44.8
                                                     -----       ----       ----       ----
              Total operating expenses...........    168.6       64.6       66.9       78.5
                                                     -----       ----       ----       ----
    Loss from operations.........................   (146.9)     (18.7)     (24.7)     (36.7)
    Other income (expense), net..................      2.2        0.2        0.2       (1.3)
                                                     -----       ----       ----       ----
    Net loss.....................................   (144.7)%    (18.5)%    (24.5)%    (38.0)%
                                                     =====       ====       ====       ====

     NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

     Revenues. Revenues increased 36.5%, from $8.2 million in the nine months ended September 30, 1996 to $11.1 million in the nine months ended September 30, 1997. The increase in revenues resulted from wider acceptance of the Company's products as a result of marketing efforts of the Company and its strategic partners. Sales through Bay Networks increased 156.0%, from $2.5 million in the nine months ended September 30, 1996 to $6.4 million in the nine months ended September 30, 1997.

     Gross Profit. Gross profit consists of revenues less the cost of revenues, which consists primarily of costs associated with the manufacture of the Company's products by Tanon and other manufacturers and related costs of freight, inventory obsolescence, royalty and warranty. These manufacturers procure the majority of materials, except for certain key components which the Company purchases from third party vendors.

     Gross profit increased 35.1%, from $3.4 million in the nine months ended September 30, 1996 to $4.6 million in the nine months ended September 30, 1997. Gross margin (gross profit as a percentage of revenues) remained relatively constant, decreasing from 42.2% to 41.8% for those periods.

     Research and Development. Research and development expenses consist primarily of personnel costs, cost of contracts and outside consultants, supplies and material expenses, equipment depreciation and overhead costs. Research and development expenses increased 79.5%, from $2.1 million in the nine months ended September 30, 1996 to $3.7 million in the nine months ended September 30, 1997. The increase was the result of hiring additional engineers and consultants for product development and non-cash compensation charges relating to the Company's employee stock plans, which increased from $91,000 in the nine months ended September 30, 1996 to $457,000 in the nine months ended September 30, 1997. The Company believes that research and development expenses will continue to increase for the foreseeable future. However, such expenses will fluctuate depending on various factors, including the status of development projects.

     Selling, General and Administrative. Selling, general and administrative expenses include personnel and related overhead costs for sales, marketing, finance, human resources and general management. Such expenses also include costs of outside contractors, advertising, trade shows and other marketing and promotional expenses. Selling, general and administrative expenses increased 47.8%, from $3.4 million in the nine months ended September 30, 1996 to $5.0 million in the nine months ended September 30, 1997. As a percentage of total revenues, selling, general and administrative expenses increased from 41.3% to 44.8% for the same periods. The increase was the result of expanding the Company's sales and marketing infrastructure, in addition to higher marketing and selling costs and to non-cash compensation charges relating to the Company's employee stock plans, which increased from $92,000 in the nine months ended September 30, 1996 to $552,000 in the nine months ended September 30, 1997. The Company anticipates that selling, general and administrative expenses will continue to increase in absolute dollars in the foreseeable future as the Company expands its selling and marketing efforts and incurs the administrative costs associated with being a publicly-held company.

     Income Taxes. As of September 30, 1997, the Company had net operating loss carryforwards for federal tax purposes of approximately $11.7 million. These carryforwards, if not utilized to offset future taxable income, will expire at various dates beginning in 2008. Under the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, the amount of and benefit from the net operating losses that can be carried forward may be impaired or limited in certain circumstances. See Note 5 of Notes to Consolidated Financial Statements. As of September 30, 1997, the Company had gross deferred tax assets of approximately $5.8 million. The Company has incurred losses since inception. The Company believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that it will not be able to realize its deferred tax assets, and thus a full valuation reserve has been recorded as of September 30, 1997.

     YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     Revenues. The Company had no revenues from inception through the year ended December 31, 1994. The Company's revenues increased from $3.7 million in 1995 to $12.1 million in 1996. The increase primarily resulted from development of the market for, and increased acceptance of, the Company's products.

     Gross Profit. Gross profit increased from $796,000 in 1995 to $5.5 million in 1996. Gross margin increased from 21.7% in 1995 to 45.9% in 1996. The increase in gross profit and gross margin resulted from cost reductions associated with higher volume of product shipments. Additionally, gross profit and gross margin in 1995 were adversely affected by higher costs associated with initial production runs of the Company's products.

     Research and Development. Research and development expenses increased from $1.2 million in 1994 to $2.6 million in 1995 and $2.9 million in 1996. The increases in research and development expense during each of the three years were primarily a result of increased headcount and associated expenses incurred to develop, expand and enhance the Company's products. Research and development expenses for 1996 also include non-cash compensation charges relating to the Company's employee stock plans of $174,000.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $1.4 million in 1994 to $3.6 million in 1995 and $4.9 million in 1996. The increases in selling, general and administrative expenses during each of the three years were primarily due to an increase in headcount, and in marketing, advertising, travel and related overhead costs incurred by the Company to manage and support its efforts to develop the market for its products and support its growth. Selling, general and administrative expenses for 1996 also include non-cash compensation charges relating to the Company's employee stock plans of $165,000.

     Income Taxes. No provision for income taxes has been recorded, as the Company has incurred losses since inception.

QUARTERLY RESULTS

     The following table sets forth selected unaudited consolidated statement of operations data, in dollars and as a percentage of revenues, for each of the seven quarters in the period ended September 30, 1997. The data set forth has been derived from unaudited consolidated financial statements of the Company and has been prepared on the same basis as the audited consolidated financial statements contained in this Prospectus, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the periods presented. Such statement of operations data should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company's results of operations have fluctuated, and are likely to continue to fluctuate, significantly from quarter to quarter. Results of operations in any period should not be considered indicative of the results to be expected in any future period.

                                                                         QUARTER ENDED
                                         ------------------------------------------------------------------------------
                                         MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                           1996        1996       1996        1996       1997        1997       1997
                                         ---------   --------   ---------   --------   ---------   --------   ---------
                                                                         (in thousands)
Revenues...............................   $ 1,569     $2,483     $ 4,099     $3,942     $ 2,730    $ 3,413     $ 4,980
Cost of revenues.......................       907      1,386       2,418      1,836       1,577      1,898       3,002
                                          -------    -------     -------    -------     -------    -------     -------
  Gross profit.........................       662      1,097       1,681      2,106       1,153      1,515       1,978
                                          -------    -------     -------    -------     -------    -------     -------
Operating expenses:
  Research and development.............       619        712         758        841         953      1,252       1,544
  Selling, general and
    administrative.....................     1,070      1,201       1,096      1,519       1,350      1,598       2,030
                                          -------    -------     -------    -------     -------    -------     -------
         Total operating expenses(1)...     1,689      1,913       1,854      2,360       2,303      2,850       3,574
                                          -------    -------     -------    -------     -------    -------     -------
Loss from operations...................    (1,027)      (816)       (173)      (254)     (1,150)    (1,335)     (1,596)
Other income (expense), net ...........         5         11           0         11         (16)       (35)        (96)
                                          -------    -------     -------    -------     -------    -------     -------
Net loss...............................   $(1,022)    $ (805)    $  (173)    $ (243)    $(1,166)   $(1,370)    $(1,692)
                                          =======    =======     =======    =======     =======    =======     =======

---------------

(1) Operating expenses include non-cash employee stock compensation charges of $25,000, $56,000, $102,000, $156,000, $139,000, $112,000, and $758,000
    during the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997,
    respectively.

                                                                         QUARTER ENDED
                                         ------------------------------------------------------------------------------
                                         MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                           1996        1996       1996        1996       1997        1997       1997
                                         ---------   --------   ---------   --------   ---------   --------   ---------
Revenues...............................     100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%
Cost of revenues.......................      57.8       55.8        59.0       46.6        57.8       55.6        60.3
                                            -----      -----       -----      -----       -----      -----       -----
  Gross margin.........................      42.2       44.2        41.0       53.4        42.2       44.4        39.7
                                            -----      -----       -----      -----       -----      -----       -----
Operating expenses:
  Research and development.............      39.5       28.7        18.5       21.3        34.9       36.7        31.0
  Selling, general and
    administrative.....................      68.2       48.4        26.7       38.5        49.5       46.8        40.8
                                            -----      -----       -----      -----       -----      -----       -----
         Total operating expenses......     107.7       77.1        45.2       59.8        84.4       83.5        71.8
                                            -----      -----       -----      -----       -----      -----       -----
Loss from operations...................     (65.5)     (32.9)       (4.2)      (6.4)      (42.2)     (39.1)      (32.1)
Other income (expense), net............       0.3        0.4          --        0.3        (0.6)      (1.0)       (1.9)
                                            -----      -----       -----      -----       -----      -----       -----
Net loss...............................     (65.2)%    (32.5)%      (4.2)%     (6.1)%     (42.8)%    (40.1)%     (34.0)%
                                            =====      =====       =====      =====       =====      =====       =====

     Revenues increased during each of the quarters in 1996 due to increased shipments of the Company's products. The Company's quarterly revenues are affected by the size and timing of orders received by customers. During the fourth quarter of 1996, the Company adopted a strategy of focusing on a limited number of substantial end-user projects, rather than on sales of a large number of demonstration projects. The initial impact of the change of strategy was a decrease in revenues from $3.9 million in the quarter ended December 31, 1996 to $2.7 million in the quarter ended March 31, 1997. Revenues increased during the second and third quarters of 1997, due primarily to higher revenues from large end-user projects sold through Bay Networks in the OEM channel. Gross margins ranged from 39.7% to 53.4% during the periods presented, due primarily to product mix and mix of sales through OEM versus distributors. In particular, during the quarter ended December 31, 1996, the gross margin increased as a result of sales to end-users of high margin products. During the quarter ended September 30, 1997, gross margins were adversely impacted by a higher concentration of OEM sales and the timing of shipments of certain lower margin products. Operating expenses generally increased during the periods presented due to costs associated with increased headcount and marketing and selling expenses incurred by the Company.

     The Company has in the past experienced, and believes that it may from time to time experience, fluctuations in revenues and operating results from quarter to quarter due to a combination of factors, many of which are outside of the Company's control. See "Risk Factors -- Fluctuations in Operating Results."

STOCK BASED COMPENSATION

     With respect to certain stock options and restricted stock grants made during 1996 and the nine months ended September 30, 1997, the Company is recognizing compensation charges of $2.1 million. The Company recognized $339,000 and $1.0 million of the compensation charges in 1996 and the nine months ended September 30, 1997, respectively, and will recognize the remainder over the related vesting period. The future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's vesting period. See Note 8 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception through September 30, 1997, the Company has financed its operations primarily through private placements of equity securities, raising an aggregate of approximately $13.8 million, net of issuance costs. As of September 30, 1997, the Company had cash and cash equivalents of $1.5 million and working capital of $301,000.

     The Company has used cash in its operating activities primarily to fund losses of $14.4 million incurred through September 30, 1997, and to finance its working capital needs.

     The Company has not made significant outlays for capital expenditures since inception because of its strategy to outsource manufacturing and certain other functions. From inception through September 30, 1997, the Company's capital expenditures aggregated $1.3 million and have consisted primarily of purchases of computers, related equipment, furniture and fixtures. The Company currently anticipates that capital expenditures in the remainder of 1997 will be less than $500,000.


     The Company has a working capital line of credit with a bank which provides for borrowings of up to $3.0 million. Borrowings under the line of credit bear interest at the bank's prime rate (8.5% at September 30, 1997) plus 0.5%, are secured by certain assets of the Company and are limited to certain percentages of the Company's receivable and inventory balances. As of September 30, 1997, borrowings under this line aggregated $1.3 million and an additional approximately $800,000 was available to the Company. The Company currently expects to repay approximately $2.4 million of the outstanding debt as of September 30, 1997, including the $1.3 million of borrowings under this line, from the proceeds of this offering. The line expires in April 1998, and requires the Company to comply with certain financial ratios and covenants and limits the Company's ability to pay dividends. As of September 30, 1997, the Company was not in compliance with certain financial covenants contained in the line of credit agreement. The bank waived the Company's noncompliance with these covenants as of September 30, 1997.


     The Company believes that the net proceeds from this offering, together with existing sources of liquidity, will provide adequate cash to fund its operations for at least the next twelve months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may be required to sell additional equity or debt securities or increase its lines of credit. The sale of additional equity or convertible debt securities may result in additional dilution to the Company's stockholders.

                                    BUSINESS

OVERVIEW


     First Virtual Corporation provides a high quality, cost-effective video networking solution that integrates video with voice and data. The Company combines its expertise in real-time network systems, network quality of service ("QoS") and video technology to extend QoS across existing network architectures, such as ATM, Ethernet, ISDN, T1/E1 and xDSL. Its easy-to-use video networking systems are scaleable to multiple locations and more than a thousand users. First Virtual's broad product line enables it to deliver end-to-end solutions for a wide range of customer applications, such as distance learning, telemedicine, video marketing and video manufacturing. The Company believes that high quality video over networks can enhance the efficiency with which organizations work and learn.


     The Company is driven by its customers' needs for the three critical aspects of high quality video networking: Conferencing, Caching, and Casting. First Virtual's conferencing products enable true video collaboration between desktop systems and traditional videoconferencing equipment from vendors such as PictureTel; its caching products facilitate the use of high quality stored video on networks; and its casting products enable broadcast of high quality live video on networks. At the center of the Company's product family is its MOS software, which is designed to guarantee network resources for real-time video, voice and data applications on any QoS-capable network. In addition, First Virtual has recently licensed technology from IBM to allow the Company to enter the broadcast quality video networking market.

     The Company has global OEM relationships with Bay Networks and Nortel and has established relationships with a number of VARs and systems integrators, including Bell Atlantic Network Integration, BT, EDS and IBM Global Services. The Company has also built a network of international distributors to enable it to sell, service and support its products in more than 40 countries worldwide. The Company's solutions have been deployed by a broad range of educational institutions, corporations and governmental agencies, such as IBM (headquarters facility in Armonk, New York); Peregrine Systems Inc. (headquarters and multiple manufacturing facilities); Shanghai Infoport (government metropolitan area network); and Virginia Tech (distance learning facilities).

INDUSTRY BACKGROUND

     Improved communications technology is driving today's global economy by making accurate information readily available to individuals and groups, often at distant locations. Enterprises must deploy their skilled personnel effectively to compete in a marketplace that demands rapid product development, close collaboration on marketing and sales, and extensive training. While voice mail, e-mail and file sharing have become essential business and educational tools, many situations both within and outside an organization still require face-to-face communication. In today's global economy, business travel requires progressively more time and has become pervasive for staff at many levels, particularly for multinational corporations. Educational institutions, corporations and government agencies are seeking to eliminate the high cost and time requirements of travel, through the increased use of video. These organizations increasingly connect individuals through videoconferencing and use stored and live video content delivered to multiple locations, to give personnel ready access to fully featured, visual information.

     High quality video networking has the ability to provide the benefits of enhanced communication in a broad range of environments. Universities and local school districts can leverage video networking to deliver stored instructional content to students at their desks. Hospitals using high quality video networking can deploy telemedicine to enable a team of doctors in different locations to diagnose and treat patients remotely. Sales professionals with access to high quality video networking systems can deliver potent video-enabled presentations to prospective customers in many cities in a single day.

Manufacturing companies can achieve efficiencies by offering workers on the factory floor just-in-time video training focused on a single part or assembly process.

     While the utility of video has generally been recognized, "video networking" has not yet become widespread, despite the investment in local and wide area networking equipment, primarily due to quality and ease-of-use constraints. To date, existing network architectures have constrained the delivery of high quality live and stored video. For example, Ethernet, Token Ring and Frame Relay networks were designed to transport data which can be delivered after a time lag, such as printing and e-mail. When used to deliver real-time video traffic, these networks typically transmit blurred images without life-like motion. In addition, video traffic on these networks can significantly disrupt the transport of traditional data traffic. Technologies such as Ethernet cannot distinguish between real-time streams of video and bursts of data packets, thus limiting the ability of users on these networks to simultaneously access high quality live video while accessing data applications.

     Network managers responding to these architectural limitations implemented high quality video delivery over a separate, parallel network designed for video, typically using a wide-area transmission technology called ISDN. ISDN enabled the evolution of traditional videoconferencing, using equipment such as room-systems by PictureTel and multipoint conferencing units ("MCUs") by VideoServer, Inc. ("VideoServer"). However, the deployment of ISDN within the customer premise has proven inflexible because it is difficult to integrate with other network architectures. ISDN is also costly to implement, as it often requires new wiring and a multiplexing device for each video-enabled workstation. In addition, ISDN has been difficult to use for broadcast-quality video because it does not scale to the required transfer rates.

     To deliver multiple types of high quality video across their networks, corporations, government and educational institutions have begun to implement networks that support QoS. A network based on an architecture that supports QoS can simultaneously carry multiple video streams, as well as voice and data. The only commercially available technology that enables comprehensive QoS is ATM, which was developed to allow a single network to concurrently transmit information with widely varying QoS requirements. An ATM-based network can dynamically allocate the network resources required by video, voice and data traffic to ensure that they do not interfere with one another. However, early ATM-based networking equipment could not extend QoS characteristics to other network architectures, such as Ethernet and ISDN.

     To achieve broad market acceptance, a video networking solution based on QoS must offer high-quality videoconferencing and access to live and stored video while seamlessly integrating voice and data traffic. A cost-effective solution must also be scaleable, offer ease of use, and leverage an organization's existing investment in videoconferencing equipment and in Ethernet, ISDN and other network infrastructures.

FIRST VIRTUAL'S SOLUTION


     First Virtual provides a high quality, cost-effective video networking solution that integrates video with voice and data, while leveraging existing network infrastructures. The Company combines its expertise in real-time network systems, network quality of service and video technology to extend QoS across existing network architectures, including ATM, Ethernet, ISDN, T1/E1 and xDSL. Its easy-to-use video networking systems are scaleable to multiple locations and more than a thousand users. First Virtual's broad product line enables it to deliver end-to-end solutions for a wide range of customer applications, such as distance learning, telemedicine, video marketing and video manufacturing. A critical element of First Virtual's product family is its MOS software, designed to guarantee network resources for real-time video applications on any QoS capable network in the presence of voice and bursts of data packets. The Company is driven by its customers' needs for the three critical aspects of high quality video networking: Conferencing, Caching, and Casting.


     Conferencing -- the ability to meet face-to-face and in real-time over the network. First Virtual's video networking products provide scaleable, cost-effective, high quality video collaboration by allowing the efficient connection of desktop systems and traditional videoconferencing equipment, from vendors such as PictureTel, Zydacron, Inc. ("Zydacron") and VTEL Corporation ("VTEL"), over an ATM network.

     Caching -- the ability to use high quality stored video over the network, also called video on demand. Caching is the cornerstone of all distance learning applications. First Virtual's caching products allow concurrent access to high quality stored video on ATM and Ethernet networks.

     Casting -- the ability to broadcast high quality live video over the network. First Virtual's casting products enable applications such as real-time broadcast delivery of lectures to students at multiple desktops across ATM and Ethernet networks.

FIRST VIRTUAL'S STRATEGY

     First Virtual's strategy is to enhance its leadership position in high quality, cost-effective, video networking solutions for educational, corporate and government environments. The Company believes that high quality video over networks can enhance the efficiency with which organizations work and learn. The key elements of the Company's strategy are:

     Extend leadership position in video networking. First Virtual intends to extend its leadership position as a provider of end-to-end systems for the delivery of high quality video over networks that support QoS. By concentrating on its core competencies in real-time network systems, QoS and video technology, the Company believes it has the speed and flexibility to remain at the forefront of high quality video networking and continue to gain market share as the market expands.

     Extend technology base. First Virtual leverages current LAN and WAN infrastructures to provide a solution that is easy to deploy, easy to use and cost-effective. The Company's MOS software and system products allow the large installed base of videoconferencing equipment from manufacturers such as PictureTel to operate on a wide range of transmission standards such as ISDN, T1/E1 and ATM. First Virtual's products empower network managers to extend QoS across multiprotocol networks without changes to interface cards or wiring. The Company is broadening its product line to support Ethernet/IP networks and MPEG-II systems for broadcast quality applications.

     Leverage and broaden strategic relationships. To penetrate the market quickly, First Virtual combines its core competencies in rapid product development and deployment with the resources of industry leaders to market, implement and support complex video applications on a global basis. The Company has established successful relationships with networking vendors, including Bay Networks, IBM and Nortel, and videoconferencing vendors, such as PictureTel, VideoServer, VTEL, and Zydacron. The Company has an active program to establish additional OEM, co-developer, reseller and co-marketing relationships with technology leaders worldwide.

     Maintain focus on large installations. First Virtual has been successful at focusing its selling efforts on large installations for applications such as learning in the higher education, K-12 and corporate marketplaces. These applications represent an attractive market segment due to their growth rates, well-developed network infrastructures and desire to leverage existing personnel resources. The Company's marketing strategy is also oriented towards other vertical markets which share these characteristics, such as telemedicine, video marketing and just-in-time training. The Company expects to deliver video networking solutions efficiently within each vertical market by replicating successful installations for similar end-users.

     Expand global distribution presence. First Virtual enjoys the benefit of the global distribution reach of its strategic partners, such as Bay Networks and Nortel. The Company also has regional representatives which market and sell its products in Europe and Asia, including companies such as BT, France Telecom, Nippon Telegraph and Telephone Corporation ("NTT"), Telia AB in Sweden and Telenor Online AS in Norway. The Company intends to continue to use a broad variety of global distribution channels to introduce and maintain the presence of its products in markets worldwide through a combination of OEMs, VARs and systems integrators.

FIRST VIRTUAL'S PRODUCTS AND TECHNOLOGY

     First Virtual offers an extensive line of products for the implementation of the three core aspects of video networking: Conferencing, Caching and Casting. The Company's conferencing products enable real-time video collaboration between desktop systems and traditional videoconferencing equipment; its caching products facilitate the use of high quality stored video on networks; and its casting products enable broadcast of high quality live video on networks. At the center of First Virtual's product family is its MOS software, which is designed to guarantee network resources for real-time video applications on any QoS-capable network. The following diagram illustrates a typical implementation of First Virtual's products and demonstrates the breadth of the Company's product line.

                                      LOGO

  CONFERENCING PRODUCTS

     V-Room. The V-Room attaches high-end room-system videoconferencing equipment, such as the PictureTel Concorde, directly to an ATM network. The ability to attach H.320 videoconferencing equipment directly to an ATM switch using switched virtual circuits is a significant capability of the Company. The V-Room system also enables connectivity of MCUs made by manufacturers such as Lucent and BT to connect to an ATM network. The V-Room is available as a stand-alone unit or as a module for the V-Switch.

     V-NIC. The V-NIC is a 25Mb/s ATM interface card designed to attach both desktop and group-system H.320 videoconferencing units to an ATM network. The V-NIC can be used in data-only environments, but is typically used with the Company's Multi-Vendor Interface Protocol ("MVIP") daughter cards to attach a videoconferencing system to the V-NIC. First Virtual has developed specific connectivity solutions for the majority of the commercially available videoconferencing systems, including those offered by Nortel, PictureTel, VCON Telecommunications Ltd., VTEL and Zydacron.

     V-MCU. The V-MCU is a highly specialized ATM attachment system specifically architected to allow the connection of VideoServer's MCU directly to an ATM network. The V-MCU enables more than two locations to participate in the same videoconferencing session.

     V-Gate. The V-Gate joins videoconferencing systems connected via an ATM network to an ISDN network. Connectivity to ISDN provides a widely accessible, cost effective means of communicating with videoconferencing participants on remote networks. The V-Gate is able to operate at higher data rates required for very high quality video networking. The V-Gate supports T1/E1 Primary Rate and Basic Rate ISDN interfaces.

  CACHING PRODUCTS

     V-Cache. The V-Cache is a high capacity disk storage system designed to stream stored MPEG-I and MPEG-II video across LANs and WANs. When connected directly to an ATM network, the V-Cache can provide video streaming services to both ATM and Ethernet desktop clients. The V-Cache can deliver up to 50 concurrent streams of MPEG-I video, with a low per-stream cost. The V-Cache is sold in "Hours of Video," with pre-configured systems ranging from three hours to 100 hours of MPEG-I video. The V-Cache's modular nature also enables First Virtual to construct video storage systems with capacity of many hundreds of hours.

     MOS Client Software for the V-Cache. First Virtual's MOS client software for the V-Cache includes V-Player and V-Recorder. The V-Player is used to display video streams from the V-Cache. The V-Recorder is used to record video to the V-Cache. The Company's MOS client software for V-Cache can be implemented within both Microsoft Windows 95 and Windows NT as discrete applications or can be executed within popular web browsers, such as Netscape Communications Inc.'s ("Netscape") Navigator and Microsoft's Internet Explorer.

     V-Server. The V-Server is a web-server application designed to provide simplified access to a "farm" of the Company's V-Caches. The V-Server provides enhanced ease of use and transparent access to video content stored on a V-Cache anywhere on the network.

  CASTING PRODUCTS

     V-Caster. The V-Caster is designed to transport high quality live video across a LAN or WAN. The V-Caster supports NTSC (United States television standard) or PAL (European television standard) video streams from external sources such as a security camera, cable television or a commercial information feed. The V-Caster transcodes analog video into either MPEG-I or MPEG-II digital format for transport across an ATM network. The V-Caster is available in models that support either one or three video "channels."

     MOS Client Software for V-Caster. First Virtual's MOS client software for V-Caster is the V-TV, which displays live video streams from the V-Caster. The Company's MOS client software for V-Caster client applications can be implemented within both Microsoft Windows 95 and Windows NT as discrete applications or can be executed within popular web browsers, such as Netscape's Navigator and Microsoft's Internet Explorer.

  INFRASTRUCTURE PRODUCTS

     V-Switch. The V-Switch is an ATM switching system based on a modular chassis and targeted at workgroup and remote office environments. First Virtual has developed a broad range of connectivity modules for the V-Switch in order to connect video equipment to an ATM network in the presence of voice and bursts of data packets.

     VSA-3000 V-NIC. The VSA-3000 is a low-cost ATM adapter card designed for the IP video market.

  PRODUCTS UNDER DEVELOPMENT

     First Virtual is currently developing the following products to enable delivery of high quality video on Ethernet/IP networks and broadcast quality video on ATM networks.

     V-Ether Module. The V-Ether is an Ethernet-to-ATM module for the V-Switch intended to extend the QoS of ATM networks to Ethernet/IP clients. The V-Ether is designed to provide high quality video from the Company's V-Cache and V-Caster products to Ethernet desktop clients. First Virtual expects to ship the V-Ether module in the first half of 1998.

     V-Gate323. The V-Gate323 is designed to connect traditional videoconferencing systems from manufacturers such as PictureTel, which use the
H.320 standard, and systems which support the emerging H.323 standard for videoconferencing on TCP/IP networks, including Microsoft's NetMeeting 2.0. The Company expects to ship the V-Gate323 in the first half of 1998.

     Video Access Node ("VAN"). In October 1997, First Virtual entered into a non-exclusive license agreement with IBM for IBM's VAN technology. This agreement will enable the Company to develop the First Virtual Video Access Node, an H.310 video networking system designed to allow very high-end video collaboration using MPEG-II over ATM networks. The Company expects to ship the VAN in the first quarter of 1998.

     The following chart summarizes First Virtual's currently available products and products under development.

                            FIRST VIRTUAL'S PRODUCTS


        NAME                    FUNCTION            SHIP DATE       LIST PRICE                    FEATURES
--------------------  ----------------------------  ---------   ------------------  -------------------------------------
CONFERENCING
PRODUCTS

V-Room                ATM to room-system              1997      $4,800 - $7,200     Supports H.320 room-systems on V.35
                      videoconferencing                                             and X.21 interfaces. Supports H.320
                      connectivity                                                  MCU's from Lucent, BT and PictureTel.

V-NIC                 ATM Network Interface Card      1994      $495 - $6,000       Supports H.320 systems including
                      for attaching desktop/group-                                  PictureTel: Live 100, Live 50, Live
                      system videoconferencing                                      200p, Venue 2000 VTEL: TC, LC,
                      units to an ATM network                                       Smartstation Zydacron: Z240, Z250,
                                                                                    Z350 VCON: Armada Cruiser 100, 150
                                                                                    Nortel: Symposium. Supports H.323
                                                                                    systems including Zydacron: Z360
                                                                                    PictureTel: LiveLan 3.0 Microsoft:
                                                                                    NetMeeting 2.0.

V-MCU                 ATM to Multipoint               1997      $9,000              Supports the VideoServer range of
                      Conferencing Unit                                             multipoint conferencing units.
                      connectivity

V-Gate                ISDN to ATM connectivity        1995      $12,600 - $14,400   Supports simple access between ATM
                                                                                    and ISDN at a range of speeds
                                                                                    including 384Kb/s, 768Kb/s and
                                                                                    1152Kb/s; and T/E1 PRI, BRI physical
                                                                                    interfaces.
--------------------
CACHING PRODUCTS

V-Cache               High speed disk storage         1995      $9,000 - $108,000   Supports MPEG-I and MPEG-II on ATM
                      system for video content                                      and Ethernet clients for video-
                                                                                    on-demand applications.

MOS Client Software   Stored video-on-demand          1995      $300 - $14,400      Supports display of video-on-demand
                      application software                                          streams through the V-Player
                                                                                    application for Microsoft Windows 95
                                                                                    and NT. Supports the recording of
                                                                                    videoconferences to the V-Cache via
                                                                                    V-Recorder application.

V-Server              Web server application for      1997      $10,000             Supports location-independent access
                      browser-based V-Cache "farm"                                  to video content via a web browser.
                      access                                                        Enhances V-Cache ease of use.
---------------------------------------------------------------------------------------------------------------------
CASTING PRODUCTS
V-Caster              Live video broadcast on         1996      $26,400 - $32,000   Supports delivery of live MPEG-I
(MPEG-I)              networks                                                      video to ATM or Ethernet clients from
                                                                                    any NTSC or PAL source.

V-Caster (MPEG-II)    Live video broadcast on         1997      $40,000 - $70,000   Supports delivery of live MPEG-II
                      networks                                                      video to ATM clients from any NTSC or
                                                                                    PAL source.

MOS Client Software   Live video-on-demand            1995      $300 - $14,400      Supports display of live MPEG-I or
                      application software                                          MPEG-II video via V-TV application.

        NAME                  FUNCTION            SHIP DATE         LIST PRICE                    FEATURES
--------------------  ------------------------  -------------   ------------------  -------------------------------------
INFRASTRUCTURE
PRODUCTS
V-Switch              Switch system to connect     1995         $7,080 - $35,000    Supports modules for:
                      videoconferencing,                                            ATM @ 25Mb/s
                      caching and casting                                           ATM @ 155Mb/s
                      products                                                      ATM @ T1
                                                                                    Ethernet/SNMP Management
VSA-3000              ATM NIC System for IP        1997         $200                Supports WinSock-II and LANE.
                      video
--------------------
PRODUCTS UNDER
DEVELOPMENT
V-Ether               ATM to Ethernet module       1998         TBA                 Supports display of high quality
                      for V-Switch                                                  video on Ethernet clients.

V-Gate323             H.320 - H.323                1998         TBA                 Supports video conferencing between
                      connectivity gateway                                          H.320 and H.323 systems. Supports
                                                                                    PictureTel LiveLan 3.0 and Microsoft
                                                                                    NetMeeting 2.0.

Video Access Node     High-end video               1998         TBA                 Supports H.310 broadcast-quality
                      collaboration system                                          video collaboration over ATM.

     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation. New products may contain undetected errors or defects and are subject to delays. See "Risk
Factors -- Rapid Technological Change; Dependence on New Products: and "-- Risk of Product Defects."

CUSTOMERS AND APPLICATIONS

     The Company believes that a significant growth area for its video networking products is the "distance learning" marketplace in education, government and business environments. First Virtual's products take advantage of the QoS-capable networks being implemented in these environments to achieve high quality video transmission. The Company believes that high quality video is essential for the successful deployment of learning and training applications. To date, the Company's products have been purchased for more than 15 video networking installations for distance learning applications. Representative distance learning installations include:

                        DISTANCE LEARNING INSTALLATIONS

    UNITED STATES                         INTERNATIONAL
    Government                            Gifu University (Japan)
      Air National Guard                  Korean Primary School System
      Army National Guard                 Monash University (Australia)
    Universities                          Toulouse University (France)
      Indiana University                  UKM University (Malaysia)
      Old Dominion University
      Virginia Tech
    School Districts
      Bassett, California
      Elizabeth Forward, Pennsylvania
      Los Angeles, California

     In addition to distance learning, other applications for the Company's products include telemedicine, video-enabled marketing and sales, and just-in-time video training for manufacturing environments. The Company's products are used by organizations in such diverse industries as airline, banking, education, consumer products, government, health care, retail and telecommunications, including the following representative end-users:

                             INDUSTRY INSTALLATIONS

    British Airways plc                               Airline
    BT                                                Telecommunications
    City of El Paso, Texas                            Law Enforcement
    IBM                                               Computer Systems
    The Limited, Inc.                                 Retail
    NTT                                               Telecommunications
    Nortel                                            Telecommunications
    Peregrine Incorporated                            Automotive
    Shanghai Infoport                                 Government

  A Case Study: Video in Distance Learning


     First Virtual recently sold a multi-site video network that enabled a major university in the eastern United States to implement a "virtual classroom" environment across a state-wide ATM network. The university had experienced rapidly escalating communications costs due to the increasing use of data, voice and video applications over a separate network for each type of traffic. The move to an ATM network, made available by the university's local carriers, enabled the university to deploy all applications on an integrated network at a much lower cost. The university purchased video networking equipment from the Company, including V-Switches, V-Rooms and V-NICs, as well as T1 WAN equipment, at aggregate revenues to First Virtual of approximately $220,000. The Company's products are being used to create a virtual classroom environment that links all parts of the statewide campus, enabling delivery of live lectures to students across an ATM network. First Virtual's equipment enables VTEL videoconferencing equipment to operate at high data rates, providing very high quality video transmission. Additionally, the university is currently investing in the Company's V-Caster product to enable lectures to be stored and replayed across the network.


  A Case Study: Video in Manufacturing


     A major United States auto parts manufacturer recently implemented a multi-location, 1000-plus user video network to enable it to move faster than its global competitors. The manufacturer implemented an extensive video network based on the Company's V-Switch and V-NIC products, at aggregate revenues to First Virtual of approximately $700,000. The auto parts manufacturing business has experienced great pressure on its product cycle times, which have moved from years to months in the last decade. The manufacturer implemented an extensive ATM network based on the Company's V-Switch ATM infrastructure products to allow simultaneous delivery of video and data. The Chief Executive Officer and other executives of this company use First Virtual's video networking products to collaborate face-to-face and make business decisions in real-time. This end-user implemented an ATM infrastructure to allow video and data to be carried simultaneously on the network without slowing data transfer or compromising video quality. This customer is currently investing in First Virtual's V-Cache products to enable its executives to make more compelling presentations and to implement factory floor learning.

MARKETING, SALES AND CUSTOMER SUPPORT

     First Virtual markets its products to business customers, government users and educational providers through its internal sales force and indirect sales channels. The Company's internal video sales force directly qualifies and stimulates end-user demand, while also managing the Company's strategic relationships with its OEMs, VARs and systems integrators, using First Virtual's video networking products. A large portion of the Company's sales to date have been fulfilled through the Company's OEMs, including Bay Networks. Sales through Bay Networks represented approximately 29% of the Company's total sales in 1996 and 57% in the nine months ended September 30, 1997. These OEMs in turn work with leading systems integrators to install the Company's products. Systems integrators qualified to install First Virtual's products include Bell Atlantic Network Integration, BT, Clover Communications, Inc., EDS, France Telecom, GTE Corporation and NTT.

     The Company has a formal training program in place to train its OEMs' and resellers' sales personnel. This program focuses on developing their ability to feature First Virtual's video products as a key part of a differentiated offering. First Virtual also highlights the potential for its OEMs and resellers to use the Company's product to seed sales of the OEMs' and resellers' respective core networking products.

     In addition to its global OEM relationships with Bay Networks and Nortel, the Company maintains a network of distributors in Europe and Asia licensed to sell its products under the First Virtual name. The Company's international distributors are known as First Virtual Japan, operated by Kanematsu Corporation; First Virtual France, operated by Tekelec Airtronic Gmbh; and First Virtual Asia, Korea and the United Kingdom, operated by private companies. In the year ended December 31, 1996 and the nine months ended September 30, 1997, approximately 36% and 22%, respectively, of the Company's sales were generated from customers outside of North America.

     First Virtual provides service and support to its customers through its OEMs, distributors and resellers in more than 40 countries worldwide. The Company employs a support model that trains its business partners to enable them to identify and resolve basic problems (level one and level two support). The Company provides level three technical support to its OEMs and VARs.

     First Virtual's service strategy for a majority of its product line is predicated on designing products with extensive diagnostic capabilities. These remote diagnostic capabilities often allow the Company's Technical Support Center personnel to cost-effectively service its products without requiring on-site service visits. First Virtual generally warrants its products to be free of defects in materials and workmanship for periods ranging from three months to 36 months from date of shipment. To date, warranty expense and product returns have not been material.

RESEARCH AND DEVELOPMENT

     Since its inception, First Virtual has recognized that a strong technical base is essential to its long-term success and has made a substantial investment in research and development. To date, the Company has aggressively brought a wide range of products into the marketplace. First Virtual intends to make substantial investments in product development and to participate in the development of industry standards. The Company monitors changing customer needs and works closely with its OEM partners, end-user customers and market research organizations to track changes in the marketplace, including emerging industry standards in both networking and video. The Company intends to maintain its focus on broadening its product line to include emerging video technologies, such as MPEG-II at the high end and IP video at the low end. As part of this strategy, First Virtual's near term development efforts include commercial introduction of the V-Ether module, V-Gate323 and First Virtual's VAN products.

     The Company's research and development expenditures totaled $2.6 million, $2.9 million and $3.7 million for the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1997, respectively. As of September 30, 1997, 27 full-time employees were engaged in research and product development. First Virtual performs its research and product development activities at its headquarters. The Company also hires engineers located in India on a contract basis from time to time. First Virtual is seeking to hire additional skilled development engineers, which are currently in short supply. The Company's business, operating results and financial condition could be adversely affected it if encounters delays in hiring required engineers.

COMPETITION

     The video networking industry is becoming increasingly competitive. First Virtual believes that its principal competitive advantage in the video networking market is the Company's ability to provide easy to use, cost-effective, high quality video networking solutions that integrate video with voice and data, while leveraging existing network infrastructures. Working at the intersection of the video and networking markets provides First Virtual with the potential to establish strategic relationships with a wide range of companies. However, this also results in competition from many companies in certain segments of the video networking area.

     As an end-to-end high quality ATM-based video networking solution, First Virtual's products face actual and potential competition in different market segments. The Company's most direct competitors also currently offer video networking over ATM, including FORE and Newbridge. The Company's video networking products also compete with systems based on other technologies, such as the ISDN-based video networking products offered by Madge. First Virtual's network infrastructure products, when sold by its distribution partners such as Bay Networks, are used to compete with ATM-based infrastructure products sold by companies such as Cisco and 3Com. In the videoconferencing area, the Company's technology licensing agreement with IBM is intended to result in products which may compete with products sold by companies such as Newbridge in the high-end
H.310 videoconferencing market. In video storage, the Company's V-Cache products face competition from companies which offer high-performance servers that can store video, such as SGI, Starlight, Sun and TNC. In the video broadcast area, First Virtual's products may compete in the future with systems and software products of companies which provide "streamed" video over IP/Ethernet networks, such as Optivision, and Precept Software. The Company faces potential competition from large companies which have products in related areas, such as Microsoft and Intel. The Company could encounter new competition if companies which distribute First Virtual's products, or whose videoconferencing equipment are used together with the Company's products, develop or acquire video networking technologies or products. There can be no assurance that the Company will be able to compete successfully in this environment.

     Many of the Company's actual and potential competitors have greater name recognition; a larger installed base of networking products and strong relationships with end users; more extensive engineering, manufacturing, marketing and distribution capabilities; and greater financial, technological and personnel resources than First Virtual. The networking industry is undergoing a period of consolidation in which companies, including some of the Company's competitors, are participating in business combinations, creating competitors with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise.

     To compete effectively, First Virtual must continue to offer an end-to-end solution, provide high-performance products which comply with applicable standards and are easy to use, and expand its product distribution channels domestically and internationally.

     In addition, the Company expects price competition to escalate in the video networking industry. Although First Virtual has rarely lowered product prices in the past, anticipated competition may force it in the future to lower product prices on a regular basis and add new products and features without increasing prices. There can be no assurance that the Company will be able to compete successfully in such a price competitive environment. If such pricing pressures are not mitigated by cost reduction or changes in product mix, the Company's business, financial condition and results of operations would be materially adversely affected. See "Risk Factors -- Competition; Industry Consolidation."

MANUFACTURING

     First Virtual uses third-party manufacturers to perform materials planning, production scheduling, mechanical assembly, board testing, system integration, burn-in and final system testing of its products. The Company currently outsources manufacturing to Tanon, Empac and Sanmina as turnkey manufacturers of certain of its products. The Company's operations staff develops manufacturing strategies and qualifies manufacturing processes and suppliers. First Virtual and its contract manufacturers work together to reduce manufacturing costs and to resolve quality control issues. The manufacturer ships the products directly to the customer, without any further testing by the Company. First Virtual's contract manufacturers are IS0 9002 qualified. The Company's manufacturing strategy enables it to leverage the manufacturing capabilities of its third-party manufacturers, while allowing the Company to focus on its core competencies of rapid product development and deployment. If one or more of First Virtual's manufacturers experiences quality or other problems, product shipments by the Company may be delayed. The Company has experienced such delays in the past and may in the future experience delays. If the Company is required to find replacements for its manufacturers, such change in manufacturers could result in short-term cost increases and delays in delivery, which could have a material adverse effect on the Company's business, financial condition and results of operations. First Virtual maintains a safety stock of critical components and reserve inventory, which would not be sufficient to meet increases in demand occurring simultaneously with delayed deliveries from manufacturers. There can be no assurance that the Company will be able to negotiate acceptable arrangements with its existing or any future manufacturers, or, if negotiated, that such arrangements will be on terms favorable to the Company. See "Risk Factors -- Dependence on Third Parties for Manufacturing."

INTELLECTUAL PROPERTY

     First Virtual believes that its future success depends primarily upon its ability to rapidly bring new products to market to enable it to remain at the forefront of high quality video networking. The Company's success and ability to compete in the networking industry also depends, in part, upon its ability to protect its proprietary technology and operating without infringing the proprietary rights of others.

     The Company does not rely on patent protection for, and does not hold any patents relating to, its products. In addition, First Virtual's adherence to industry-wide technical standards and specifications may limit its opportunities to provide proprietary product features capable of protection. The Company currently relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. First Virtual also enters into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with its suppliers, distributors and customers to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will be sufficient to deter misappropriation of the Company's proprietary technologies or that independent third-parties will not develop similar or superior technologies. The development of alternative technologies by third parties could adversely affect the competitiveness of the Company's products. In addition, the laws of some countries do not provide the same degree of protection of First Virtual's proprietary information as do the laws of the United States.

     The commercial success of First Virtual will also depend, in part, on its ability to obtain licenses to third-party technology and on its not breaching its existing and future licenses of third-party technology used in certain of First Virtual's products. The Company entered into a license agreement for certain technology with Advanced Telecommunications Modules Limited ("ATML") in February 1994. The agreement provides First Virtual with a perpetual non-exclusive license to certain ATML technology. The agreement can be terminated by either party upon 60 days notice for material breach. In addition, the Company entered into a non-exclusive technology license agreement with IBM in October 1997 for IBM's VAN technology. The Company plans to integrate this technology into its video networking systems. This agreement may be terminated by IBM for material breach by First

Virtual. In addition, IBM has the right to acquire any First Virtual intellectual property based on the licensed technology under certain circumstances, including a material breach by the Company.

     The Company is also subject to the risk of litigation alleging infringement of third party intellectual property rights. A number of companies have developed technologies or received patents on technologies that may be related to or be competitive with First Virtual's technologies. The Company has not conducted a patent search relating to the technology used in its products. In addition, since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, would relate to the Company's products. Many of these companies have significantly greater resources than the Company. Given the rapid development of technology in the video networking industry, there can be no assurance that First Virtual's existing or future products will not infringe upon the existing or future proprietary rights of others. Further, the Company's lack of patents may inhibit its ability to negotiate cross-licenses or oppose patents of third parties, if necessary. The Company could incur substantial costs in defending itself and its customers against any such claims, regardless of the merits of such claims. The Company may be required by contract or by statutory implied warranties to indemnify its distribution partners and end-users against third-party infringement claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a successful claim of infringement, the Company, its customers and end-users may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost, or at all. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments and restrictions on the Company's ability to sell its products, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Risk Factors -- Reliance on Intellectual Property."

EMPLOYEES

     As of September 30, 1997, the Company employed 54 individuals full-time. Of the Company's total work force, 27 are engaged in engineering and research and development activities, 14 are engaged in sales and marketing activities, and 13 are engaged in operating activities, including finance and administration. In addition, the Company employs a number of temporary contract employees. The Company's employees are not represented by a collective bargaining agreement. The Company believes its relationships with its employees are good.

     In keeping with its philosophy to concentrate on its core competencies, the Company contracts with third parties for data processing, accounting and human resource functions.

FACILITIES

     The Company currently leases approximately 13,000 square feet in Santa Clara, California. The term of the lease expires in August 1998. The Company believes that its facilities will be adequate to meet the Company's needs for the next three to six months and is currently in the process of negotiating for additional space.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of September 30, 1997 are as follows:

        NAME          AGE                                 POSITION
--------------------  ---     ----------------------------------------------------------------
Ralph Ungermann       55      Chief Executive Officer, President and Director
James O. Mitchell     52      Vice President, Operations and Chief Financial Officer
Allwyn Sequeira       36      Vice President, Engineering and Chief Technical Officer
Alan J. McMillan      42      Vice President, Sales
James M. Nielsen      38      Vice President, Marketing
Neal M. Douglas(1)    39      Director
Pier Carlo Falotti    55      Director
David A. Norman(1)    61      Director
James R. Swartz(2)    54      Director
Enzo Torresi(2)       52      Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Ralph Ungermann has been a director and has served as the Company's Chief Executive Officer and President since co-founding First Virtual in October 1993. From July 1979 to July 1993, Mr. Ungermann was Chief Executive Officer and co-founder of Ungermann-Bass, Inc. (now a subsidiary of Newbridge Networks), a computer networking company. Mr. Ungermann obtained a B.S.E.E. in Communications from the University of California at Berkeley and a M.S.E.E. in Computer Architecture from the University of California at Irvine.

     James O. Mitchell has served as the Company's Chief Financial Officer and acted as its head of operations since June 1995. He was elected Vice President, Operations in October 1997. From June 1989 to October 1994, Mr. Mitchell was President and Chief Executive Officer of General Electric Computer Service, an electronics service company and a division of General Electric Capital Services, Inc., which is a division of General Electric Company. Mr. Mitchell holds a Bachelor's degree in Industrial Management from Purdue University.

     Allwyn Sequeira has headed the Company's product operations and acted as the Company's Chief Technical Officer since co-founding First Virtual in October 1993. He was elected Vice President of Engineering and Chief Technical Officer in October 1997. From February 1990 to October 1993, Mr. Sequeira served as Business Unit Director at Ungermann-Bass, Inc. Mr. Sequeira holds a Bachelor's degree in Computer Science from Indian Institute of Technology, Bombay, India, and a Master's degree in Computer Science from the University of Wisconsin.

     Alan J. McMillan has headed the Company's sales operations since September 1995. He was elected as the Company's Vice President of Sales in October 1997. From June 1994 to September 1995, Mr. McMillan was a principal with Regis McKenna, a consulting firm. From July 1992 to April 1994, Mr. McMillan was Vice President of North American Sales at Software Publishing Corporation, a software publishing company. Mr. McMillan holds an Associate Degree from Ohio University and was a Sloan fellow at the Massachusetts Institute of Technology, where he received an M.S. in Management Science.

     James M. Nielsen has headed the Company's marketing operations since October 1996. He was elected as Vice President of Marketing of the Company in October 1997. From April 1996 to October 1996, Mr. Nielsen was Director of Marketing at FORE, a computer networking company. From May 1991 to April 1996, Mr. Nielsen held several product management and marketing manage-ment roles at Bay Networks, a computer networking company, and SynOptics Communications, Inc., a computer networking company that merged with Wellfleet Communications Inc. to form Bay Networks in 1994. Mr. Nielsen holds a Bachelors degree in Computer Science from Deakin University, Victoria, Australia.

     Neal M. Douglas has been a director of the Company since November 1994. Since January 1993, he has been a General Partner of AT&T Ventures, a venture capital firm. From May 1989 to January 1993, he was a partner of New Enterprise Associates, a venture capital firm. Mr. Douglas also serves as a director of Cellnet Data Systems and several privately held companies. He received a B.S. degree from Cornell University, an M.S. degree from Stanford University, and an M.B.A. from the University of California at Los Angeles.

     Pier Carlo Falotti has served as a director of the Company since April 1996. Since September 1996, Mr. Falotti has been a Senior Vice President at Oracle Corp., a database software company. From February 1994 to September 1996, Mr. Falotti was President and Chief Executive Officer of AT&T's European, Middle Eastern and African Operations and subsequently Executive Vice President of its International Operations. From April 1992 to February 1994, he was President and Chief Executive Officer of The ASK Group, Inc., a database and software company. Mr. Falotti is also a director of Logitech International S.A. He holds a degree in Electrical Engineering from the Institute Avogadro, Torino, Italy.

     David A. Norman has served as a director of the Company since March 1994. From October 1993 to the present, Mr. Norman has been Chairman and Chief Executive Officer of Technically Elite, Inc., formally known as Network Application Technology, Inc., a computer network monitoring company. From 1992 to October 1993, Mr. Norman was an independent consultant. From 1982 to 1992, Mr. Norman was founder, President and Chief Executive Officer of Businessland, Inc. Mr. Norman also founded Dataquest, Inc. in 1972. He holds a B.S.M.E. from the University of Minnesota and an M.S.I.A. from Stanford University.

     James R. Swartz has been a director of the Company since December 1993. Mr. Swartz is a Managing Partner of Accel Partners, a venture capital investment firm he co-founded in 1983. Mr. Swartz is also a director of Farallon Communications, Inc., Polycom, Inc., Remedy Corporation, and a number of private companies. Mr. Swartz holds an A.B. degree in Engineering Sciences and Applied Physics from Harvard University and an M.S.I.A. degree from Carnegie Mellon University.

     Enzo Torresi, has been a director of the Company since November 1994. He has been Chairman, co-founder, and Chief Executive Officer of ICAST Corporation, an IP broadcast software company, since October 1996. From October 1994 to November 1996, Mr. Torresi was Chairman of the Board and a co-founder of Power Computing Corporation, a PC manufacturer. From January 1989 to October 1994, Mr. Torresi was President, Chief Executive Officer, and co-founder of NetFRAME Systems Incorporated, a network server company. Mr. Torresi is also a director of SCO Incorporated and PictureTel. Mr. Torresi holds a Ph.D. in Electronics Engineering from the Polytechnic Institute in Torino, Italy.

BOARD COMPOSITION

     The Company currently has authorized six directors. In accordance with the terms of the Company's Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Mr. Torresi and Mr. Falotti, the Class II directors are Mr. Norman and Mr. Douglas, and the Class III directors are Mr. Ungermann and Mr. Swartz. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors, currently consisting of Messrs. Douglas and Norman, reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors, currently consisting of Messrs. Swartz and Torresi, reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policies relating to compensation and benefits of employees of the Company.

DIRECTOR COMPENSATION

     The Company does not currently compensate directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. The Company may compensate non-employee directors in the future.

     All of the Company's non-employee directors are entitled to receive non-discretionary annual stock option grants under the Company's 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), adopted in September 1997 (the "Effective Date"). Under the Directors' Plan, each current non-employee director was automatically granted an option to purchase 10,000 shares of Common Stock upon the Effective Date. Messrs. Torresi, Douglas, Swartz, Norman and Falotti were each granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $11.00 per share. Each new non-employee director who is subsequently elected for the first time will automatically be granted an option to purchase 30,000 shares of Common Stock at the time he or she is first elected to the Board of Directors. Each non-employee director will additionally be granted an option to purchase 10,000 shares of Common Stock on each anniversary of each such director's original grant under the Directors' Plan. Options granted under the Directors' Plan are granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Directors' Plan have a 10-year term and will vest over a period of five years, with 10% of the shares vesting after six months and the remaining shares vesting ratably on a daily basis thereafter. See "Stock Plans -- 1997 NonEmployee Directors' Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded or paid by the Company during the year ended December 31, 1996 to its President and Chief Executive Officer and the Company's other executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING       ALL OTHER
         NAME AND PRINCIPAL POSITION           SALARY($)    BONUS($)   OPTIONS(#)    COMPENSATION($)
---------------------------------------------  --------     -------   ------------   ---------------
Ralph Ungermann
  Chairman, Chief Executive Officer
  and President..............................  $245,090          --      300,000         $ 5,400(1)
James O. Mitchell
  Vice President, Operations and Chief
  Financial Officer..........................   167,045          --       66,666           2,440(1)
Allwyn Sequeira
  Vice President, Engineering and Chief
  Technical Officer..........................   120,947     $20,000       66,666           5,392(1)
Alan J. McMillan
  Vice President, Sales......................   178,770          --       66,666           2,378(1)

---------------

(1) Represents insurance premiums paid by the Company with respect to group life and health insurance for the benefit of the Named Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:


                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------    POTENTIAL REALIZABLE
                                           PERCENTAGE OF                                VALUE AT ASSUMED
                             NUMBER OF     TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                            SECURITIES       GRANTED TO                              PRICE APPRECIATION FOR
                            UNDERLYING      EMPLOYEES IN    EXERCISE                     OPTION TERM(4)
NAME AND PRINCIPAL            OPTIONS       FISCAL YEAR       PRICE     EXPIRATION   -----------------------
POSITION                   GRANTED(#)(1)       (%)(2)       ($/SH)(3)      DATE        5%($)        10%($)
-------------------------  -------------   --------------   ---------   ----------   ----------   ----------
Ralph Ungermann Chairman,
  Chief Executive Officer
  and President..........     300,000           32.3%         $2.75       07/23/01   $4,152,498   $5,455,989
James O. Mitchell Vice
  President, Operations
  and Chief Financial
  Officer................      66,666            7.2           2.50       07/23/06    1,245,030    2,081,223
Allwyn Sequeira Vice
  President, Engineering
  and Chief Technical
  Officer................      66,666            7.2           2.50       07/23/06    1,245,030    2,081,223
Alan J. McMillan Vice
  President, Sales.......      66,666            7.2           2.50       07/23/06    1,245,030    2,081,223


---------------

(1) 10% of the options generally become exercisable six months after the vesting commencement date and .0548% each day thereafter for 54 months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the holder.

(2) Based on an aggregate of 927,998 options granted to employees, consultants and directors, including the Named Executive Officers, of the Company during the fiscal year ended December 31, 1996.

(3) The exercise price per share of each option, other than the options granted to Mr. Ungermann, was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. Mr. Ungermann's exercise price per share for his options was equal to 110% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.


(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the assumed initial public offering price of $13.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Mr. Ungermann's options have a five-year term and Messrs. Mitchell's, Sequeira's and McMillan's options each have ten-year terms.


AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND DECEMBER 31, 1996 OPTION VALUES

     There were no exercises of options by any Named Executive Officer in the fiscal year ended December 31, 1996.

STOCK PLANS

     1997 Equity Incentive Plan. The Company's 1997 Equity Incentive Plan (the "Incentive Plan"), to be effective upon the closing of the offering, was adopted by the Board of Directors in October 1997 as an amendment and restatement of the Company's 1996 Stock Option Plan, 1996 Stock Option Plan No. 2 (collectively, the "1996 Plans") and the Company's 1993 Employee, Consultant and Director Stock Purchase Plan (the "1993 Plan"). Except with respect to then outstanding stock purchase grants and options, the 1996 Plans and the 1993 Plan, in their respective current forms, will terminate upon the effectiveness of the Incentive Plan. Upon effectiveness of the offering, no further grants will be made under the 1996 Plans as currently in effect. Future stock and option grants to employees, directors and consultants will be made under the successor Incentive Plan. Outstanding options and grants under the 1996 Plans will continue to be governed by their existing terms, which generally contain substantially the same terms and conditions as those described below for the Incentive Plan. As of the date of this Prospectus, the total number of authorized shares under the Incentive Plan is 4,625,000 shares of Common Stock, of which approximately 1,669,205 shares will be available for grants under the Incentive Plan upon its effectiveness.

     The Incentive Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Incentive Plan is administered by the Board of Directors or a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that a nonstatutory stock option may be transferable if provided in the option agreement, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the 30-day period following such cessation (unless such options terminate or expire sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to disability and up to eighteen months after an optionee's relationship with the Company and its affiliates ceases due to death (unless such options expire sooner or later by their terms).

     No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Upon the expiration of the transition rule extending the effective date of Code Section 162(m) for newly public companies, no person shall be eligible to receive options under the Incentive Plan covering more than 500,000 shares in any calendar year.

     Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full (or vested in the case of restricted stock awards) shall again become available for the grant of awards under the Incentive Plan, including shares subject to currently outstanding options and restricted stock issued under the 1993 Plan and the 1996 Plans.

     The Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

     Restricted stock purchase awards granted under the Incentive Plan may be accompanied by a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a qualified domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement.

     Upon a change in control of the Company, any options shall remain outstanding, be assumed by the acquiror or be substituted with similar options. In the event the acquiror refuses to assume, substitute or continue any options, then vested options shall be terminated if not exercised prior to the change of control. For purposes of this Incentive Plan, "change in control" means: any consolidation or merger of the Company with or into any other entity or person, or any other corporate reorganization, in which the Company is not the continuing or surviving entity, or any transaction or series of related transactions by the Company in which in excess of 50% of the Company's voting power is transferred, or any sale, lease, license or other disposition of all or substantially all of the assets of the Company.

     As of September 30, 1997, 300 shares of Common Stock had been issued upon the exercise of options granted under the 1996 Plans, options to purchase 1,807,698 shares of Common Stock at a weighted average exercise price of $4.73 were outstanding and 322,002 shares remained available for future grant under the 1996 Plans. As of September 30, 1997, 3,293,618 shares of Common Stock had been issued under the 1993 Plan and 1,382 shares remained available for future grant under the 1993 Plan. The Incentive Plan will terminate in October 2007 unless sooner terminated by the Board of Directors.

     Employee Stock Purchase Plan. In October 1997, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Under the Purchase Plan, employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors and are employed at least 20 hours per week and five months per year. Employees who participate in an offering will have the right to purchase up to the number of shares of Common Stock purchasable with a percentage designated by the Board of Directors, up to 15%, of an employee's earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of certain changes of control, the Company and the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion.

     1997 Non-Employee Directors' Stock Option Plan. In September 1997, the Company's Board of Directors adopted the Directors' Plan to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a Committee comprised of members of the Board.

     The Directors' Plan provides for the issuance of up to 250,000 shares of Common Stock. The Directors' Plan provides that each current non-employee director will automatically be granted an option to purchase 10,000 shares of Common Stock upon the Effective Date of the Plan, and each person who is subsequently elected for the first time to be a non-employee director will automatically be granted an option to purchase 30,000 shares of Common Stock upon the date of his or her election to the Company's Board of Directors. In addition, on each anniversary of each directors' initial grant under the Directors' Plan, each non-employee director will automatically be granted an option to purchase an additional 10,000 shares of Common Stock. Options under the Directors' Plan have a 10-year term and will vest over a period of five years, with 10.0% of the shares subject to the option vesting on the date six months following the grant date and the remaining shares vesting ratably on a daily basis over the next four and one half years. The exercise price of options under the Directors' Plan must equal the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally nontransferable. Unless otherwise terminated by the Board of Directors, the Directors' Plan will terminate in September 2007.

     As of September 30, 1997, options to purchase 50,000 shares of Common Stock with a weighted average exercise price of $11.00 per share were outstanding under the Directors' Plan.

     1997 Restricted Stock Bonus Plan. In October 1997, the Board of Directors of the Company adopted a stock bonus plan (the "1997 Restricted Stock Bonus Plan"). The 1997 Restricted Stock Bonus Plan allows the Company to award Common Stock to certain employees, directors, and consultants of the Company, in consideration for services rendered to the Company. The 1997 Restricted Stock Bonus Plan is administered by the Board, which determines recipients and the terms of awards to be granted, including the number of shares subject to the award.



     Stock bonuses granted under the 1997 Restricted Stock Bonus Plan are granted pursuant to a reacquisition option in favor of the Company, in accordance with a vesting schedule. Rights under a stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order, during such period as the stock awarded pursuant to such an agreement remains subject to a reacquisition option.



     Upon certain changes in control of the Company, all outstanding awards under the 1997 Restricted Stock Bonus Plan subject to a reacquisition option shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then the awards subject to a reacquisition option shall be terminated prior to such change in control.



     There are currently an aggregate of 9,750 shares of Common Stock authorized for issuance under the 1997 Restricted Stock Bonus Plan. Shares of Common Stock subject to outstanding restricted stock bonus awards that have been reacquired by the Company again become available for the grant of stock bonuses under the plan. As of October 31, 1997, an aggregate of 1,500 shares of Common Stock were outstanding pursuant to the 1997 Restricted Stock Bonus Plan, subject to a reacquisition option in favor of the Company.



     The 1997 Restricted Stock Bonus Plan will terminate upon the closing of the offering.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required to permitted to indemnify. Pursuant to this provision, the Company will enter into indemnification agreements with each of its directors and executive officers.

     The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to the Company or its stockholders may not be limited with respect to any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS


     Between December 28, 1993 and February 17, 1994, the Company issued an aggregate of 4,000,000 shares of Series A Preferred Stock at a price per share of $0.50. Between October 13, 1994 and November 30, 1994, the Company issued an aggregate of 2,200,000 shares of Series B Preferred Stock at a price per share of $1.50. Between June 28, 1995 and November 14, 1997, the Company issued an aggregate of 1,351,533 shares of Series C Preferred Stock at a price per share ranging from $4.00 to $11.00. Between August 29, 1996 and November 4, 1997, the Company issued an aggregate of 488,375 shares of Series D Preferred Stock at a price per share of $8.00. All of the Series A, Series B, Series C and Series D Preferred Stock issued by the Company will convert into Common Stock on a one-for-one basis upon the closing of the offering.


     Listed below are the directors, executive officers and five percent stockholders who have made equity investments in the Company to purchase shares of the Company's Preferred Stock or Common Stock.


                                                    NUMBER OF SHARES OUTSTANDING PRE-OFFERING
                               -----------------------------------------------------------------------------------
                                             SERIES A      SERIES B      SERIES C      SERIES D        AGGREGATE
                                COMMON       PREFERRED     PREFERRED     PREFERRED     PREFERRED     CONSIDERATION
          INVESTOR               STOCK         STOCK         STOCK         STOCK         STOCK            ($)
-----------------------------  ---------     ---------     ---------     ---------     ---------     -------------
Venture Fund I, L.P.(1)......         --            --     1,000,000        75,000        62,500      $ 2,300,000
Entities affiliated with
  Accel IV L.P.(2)...........         --     1,700,000       400,000       125,000        62,500        2,450,000
Ralph Ungermann(3)...........  1,499,000       900,000       120,999        77,500            --          978,974
James O. Mitchell............    353,750            --            --        30,169        12,500          412,104
Allwyn Sequeira..............    360,000        50,000        40,000            --            --          107,750
Alan J. McMillan.............    177,250            --            --        16,191            --          174,646
Neal M. Douglas(1)...........         --            --     1,000,000        75,000        62,500        2,300,000
Pier Carlo Falotti...........     50,000            --            --        40,000            --          197,500
David A. Norman(3)...........     50,000        30,000        61,667            --            --          108,750
James R. Swartz(2)...........         --     1,700,000       400,000       125,000        62,500        2,450,000
Enzo Torresi.................     80,000            --        33,333         5,000            --           76,000


---------------

(1) Share amounts shown for Mr. Douglas and Venture Fund I, L.P. have been aggregated. See "Principal and Selling Stockholders."

(2) Share amounts shown for Mr. Swartz and entities affiliated with Accel IV L.P. have been aggregated. See "Principal and Selling Stockholders."

(3) Share amounts shown for Messrs. Ungermann and Norman are held in trust. See "Principal and Selling Stockholders."

     Holders of Preferred Stock and certain holders of Common Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital
Stock -- Registration Rights."

     The Company intends to enter into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

     The Company believes that the foregoing transactions were in its best interest and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1997 and as adjusted to reflect the sale of the Common Stock being offered hereby by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; (iv) all directors and executive officers of the Company as a group; and (v) each selling stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable:


                                          SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                 OWNED              NUMBER OF             OWNED
                                          PRIOR TO OFFERING(1)       SHARES         AFTER OFFERING(1)
                                         ----------------------       BEING       ----------------------
           BENEFICIAL OWNER               NUMBER     PERCENT(%)      OFFERED       NUMBER     PERCENT(%)
---------------------------------------  ---------   ----------   -------------   ---------   ----------
Venture Fund I, L.P.(2)................  1,137,500        8.9%            --      1,137,500       8.9%
  3000 Sand Hill Road
  Suite 235
  Menlo Park, CA 94025
Entities Affiliated with Accel IV        2,287,500       18.0                     2,287,500      15.3
  L.P.(3)..............................                                   --
  One Embarcadero Center
  Suite 3820
  San Francisco, CA 94111
Ralph Ungermann(4).....................  2,678,308       20.9         25,000      2,653,308      17.7
James O. Mitchell(5)...................    403,558        3.2             --        403,558       2.7
Allwyn Sequeira(6).....................    479,006        3.8         25,000        454,006       3.0
Alan J. McMillan(7)....................    211,398        1.7          2,000        209,398       1.4
Neal M. Douglas(2).....................  1,137,500        8.9             --      1,137,500       7.6
Pier Carlo Falotti.....................     90,000          *             --         90,000         *
David A. Norman(8).....................    141,667        1.1             --        141,667         *
James R. Swartz(3).....................  2,287,500       18.0             --      2,287,500      15.3
Enzo Torresi...........................    118,333          *             --        118,333         *
All directors and executive officers as  7,578,306       58.7                     7,526,306      49.8
  a group (10 persons)(9)..............                               52,000
Other Selling Stockholders(10).........  2,554,559       20.0        148,000      2,406,559      16.1


---------------

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 12,731,100 shares of Common Stock outstanding as of September 30, 1997 and 14,931,100 shares of Common Stock outstanding after completion of this offering.

 (2) Shares are held in the name of Venture Fund I, L.P., of which Mr. Douglas is a general partner. Mr. Douglas disclaims beneficial ownership of all shares owned by Venture Fund I, L.P., except to the extent of his pro rata interest in the partnership.

 (3) Includes 2,095,350 shares held by Accel IV L.P., 84,638 shares held by Accel Investors '93 L.P., 50,324 shares held by Ellmore C. Patterson Partners, 43,463 shares held by Accel Keiretsu L.P., and 13,725 shares held by Prosper Partners. Mr. Swartz is a general partner of partnerships which are the general partner of various Accel and certain other partnerships and, as such, may be deemed to share voting and investment power with respect to such Shares. Mr. Swartz disclaims beneficial ownership of all shares held by such entities except to the extent of his pro rata interests in such partnerships.

 (4) Includes 2,597,499 shares held in the name of Ralph Ungermann, Trustee or Successor Trustee of the Ralph K. Ungermann Living Trust U/A/D May 18, 1988, as amended. Also includes 80,809 shares Mr. Ungermann has the right to acquire pursuant to an option exercisable within 60 days.

 (5) Includes 343,750 shares Mr. Mitchell acquired pursuant to restricted stock awards, 173,865 of which are subject to repurchase by the Company as of the date hereof. Also includes 17,957 shares Mr. Mitchell has the right to acquire pursuant to an option exercisable within 60 days.

 (6) Includes 360,000 shares Mr. Sequeira acquired pursuant to restricted stock awards, 94,543 of which are subject to repurchase by the Company as of the date hereof. Also includes 29,006 shares Mr. Sequeira has the right to acquire pursuant to an option exercisable within 60 days.

 (7) Includes 177,250 shares Mr. McMillan acquired pursuant to restricted stock awards, 110,699 of which are subject to repurchase by the Company as of the date hereof. Also includes 17,957 shares Mr. McMillan has the right to acquire pursuant to an option exercisable within 60 days.

 (8) Shares are held in the name of David Arthur Norman and Mamie R. Norman TTEE, Norman Family Revocable Trust, U/A DTD 8/20/87.

 (9) Includes 176,765 shares issuable upon exercise of options.


(10) Includes the following stockholders and the shares to be sold by such stockholders in the offering: The Goldman Sachs Group, L.P. (26,214); Kathryn M. Ungermann, Trustee or Successor Trustee of the Kathryn Mason Ungermann Living Trust... May 18, 1988 (34,208); Thomas J. Leffingwell (13,000); Marlis Rossetta, Trustee or Successor Trustee under the Marlis Rossetta Living Trust U/A/D April 28, 1995 (21,014); David G. Norman (6,615); Luen-Wuu Wey (4,225); Mike L. Regli (1,000); Frank J. Chu (5,030);
     Russell D. Erikson (2,955); Todd Wilde (2,880); Bill Gallmeister, Trustee of the 1994 Gallmeister Family Trust (1,500); Mark S. Berkeland (5,476); Andrew Hopper (3,333); Hemant Vinchure (2,000); Michael Pham (1,500); Chris Lanier (2,350); Birger Dalen (4,000); Michael Munoz (1,200); Alan Glowacki (1,000); William B. Gunter (1,078); Patricia McBride (2,000); Michelle LaVally, Trustee, The Jocelyn Jessica Williams Irrevocable Trust (1,000); Steven Meredith (2,660); and Matthew J. Holley (1,762).

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of September 30, 1997, there were 12,731,100 shares of Common Stock outstanding held of record by approximately 149 stockholders, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,200,000 shares of Common Stock offered by the Company hereby, there will be 14,931,100 shares of Common Stock outstanding on the closing of this offering.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, $.001 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. Other than pursuant to the warrant described in Note 10 of Notes to Consolidated Financial Statements, the Company has no present plan to issue any shares of Preferred Stock.


WARRANTS AND SUBSCRIPTION RIGHT

     As of September 30, 1997, in connection with a capital equipment lease, and loan and security agreements, the Company had outstanding warrants to purchase 40,624 shares of Series D Preferred Stock at an exercise price of $8.00 per share. The warrants expire at various times from 3.0 to 4.3 years following the closing of this initial public offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive sales of the securities for which the warrant is exercisable at prices below the then existing exercise price. Each warrant may be exercised, without the payment of cash, for the number of shares of Preferred Stock purchasable, at the current market value of the Preferred Stock, by the difference between the aggregate exercise price of the warrant and the value, at the current market price per share of Preferred Stock of the aggregate number of shares purchasable under the warrant. Upon the closing of the offering, such warrants will become warrants exercisable to purchase the same number of shares of Common Stock at an exercise price of $8.00 per share.

     In conjunction with the last round of the Series D Preferred Stock financing completed by the Company in July 1997, the Company granted NEC, pursuant to a subscription agreement dated

August 18, 1997, the right to acquire 100,000 shares of Series D Preferred Stock at a purchase price of $8.00 per share. NEC exercised its right in October 1997 and was issued the shares on November 4, 1997. The 100,000 shares of Series D Preferred Stock will automatically be converted into 100,000 shares of Common Stock upon the closing of the offering.


REGISTRATION RIGHTS

     Following this offering, holders (or their permitted transferees) ("Holders") of approximately 10,435,500 shares of Common Stock (assuming the conversion of all outstanding Preferred Stock upon the closing of this offering) and warrants to purchase 40,624 shares of Common Stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of that certain Amended and Restated Investor Rights Agreement dated August 29, 1996, as amended October 17, 1997 (the "Investor Rights Agreement"), if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of others, subject to certain restrictions, the Holders are entitled to notice of such registration and are entitled to include all or part of their shares of Common Stock; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration or exclude such shares entirely. The Holders may also require the Company, beginning one year after the date of this Prospectus, on not more than two occasions, to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, the Holders may also require the Company, at the Company's expense, to register all or a portion of their shares of Common Stock on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS


     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


     The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 50% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for the classification of the Board of Directors into three classes, only one of which will be elected at each annual meeting, and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding shares to amend, may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management -- Board Composition."

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust, Inc. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of Common Stock in the market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, based on the number of shares outstanding as of September 30, 1997, the Company will have outstanding an aggregate of 14,931,100 shares of Common Stock assuming (i) the issuance by the Company of shares of Common Stock offered hereby, (ii) no issuance of 40,624 shares of Common Stock relating to outstanding warrants, (iii) no exercise of exercisable vested options (as of September 30, 1997) to purchase 252,951 shares of Common Stock, and (iv) no exercise of the Underwriters' over-allotment option to purchase 360,000 shares of Common Stock. Of these shares, 2,400,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder.

     The remaining 12,531,100 outstanding shares of the Company's Common Stock were sold by the Company to officers, directors, employees, consultants and other stockholders of the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 and Rule 701 under the Securities Act. 11,443,033 of these shares and an additional 536,623 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements described below and in compliance with certain limitations set forth in the Securities Act. An additional 282,602 of the outstanding shares will become eligible for sale at various times after 180 days after the date of this Prospectus. The remaining 805,465 outstanding shares will be subject to rights of repurchase in favor of the Company that expire at various dates through July 25, 2001 pursuant to monthly vesting.

     Each officer, director and other stockholders of the Company, who together hold an aggregate of 12,531,100 shares of Common Stock and options to purchase 252,951 shares of Common Stock not being sold in the offering, have agreed with the representatives of the Underwriters or the Company for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of BancAmerica Robertson Stephens or, in certain instances, the Company. The Company has agreed with BancAmerica Robertson Stephens not to release any stockholder from any lock-up agreement between the stockholder and the Company without the consent of BancAmerica Robertson Stephens.

     In general, under Rule 144 as currently in effect, beginning 180 days after the date of this Prospectus, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities that were not acquired from the Company or an affiliate of the Company within the previous one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 180 days immediately preceding the sale and who beneficially owns restricted securities is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above; provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 180 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with public information, volume and notice provisions of Rule 144.

     The Company intends to file a registration statement under the Securities Act to register 4,625,000, 250,000 and 150,000 shares of Common Stock reserved for issuance under the Incentive Plan, Directors' Plan and the Purchase Plan, respectively, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

     As of the date of this Prospectus, warrants to purchase an aggregate of 40,624 shares of Common Stock were outstanding, all of which are subject to the 180-day lock-up.

     In addition, after this offering, the holders of approximately 10,435,500 shares will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company, which will be subject to certain restrictions) immediately upon the effectiveness of such registration. See "Description of Capital
Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens and Hambrecht & Quist LLC (the
"Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                             NUMBER
                                   UNDERWRITER                              OF SHARES
        ------------------------------------------------------------------  ---------
        BancAmerica Robertson Stephens....................................
        Hambrecht & Quist LLC.............................................

                                                                              -------
               Total......................................................  2,400,000
                                                                              =======

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more
than $          per share, of which $          may be reallowed to other
dealers. After the public offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, solely to cover over-allotments, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 360,000 additional shares of Common Stock at the same price per share as will be paid for the 2,400,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,400,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,400,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.


     Each officer and director and certain holders of shares of the Company's Common Stock have agreed with the Representatives, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the

Company will not, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens, (i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or
(ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options and stock under existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP ("Cooley Godward"), Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, certain members and associates of Cooley Godward own through an investment partnership an aggregate of 98,958 shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and September 30, 1997, for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                             CHANGE OF ACCOUNTANTS

     On July 19, 1996, as a result of a decision by the Company to outsource to KPMG its accounting and data processing functions, KPMG resigned as the Company's independent accountants. On November 1, 1996, Price Waterhouse LLP was engaged as the Company's independent accountants. The resignation of KPMG and appointment of Price Waterhouse LLP was approved by the Company's Board of Directors. Prior to November 1, 1996, the Company had not consulted with Price Waterhouse LLP on items which included the Company's accounting principles or the form of audit report to be issued on the Company's financial statements.

     The reports of KPMG on the financial statements of the Company for the two years ended December 31, 1994 and 1995, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits by KPMG of the two years of the Company ended December 31, 1995, and during the subsequent interim period through July 19, 1996, there were no disagreements between the Company and KPMG on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedures, which if not solved to the satisfaction of KPMG, would have caused them to make reference to the matter in their report. KPMG has not audited or reported on any financial statements of the Company subsequent to December 31, 1995.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system.

                           FIRST VIRTUAL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Stockholders' Equity.......................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of First Virtual Corporation


     The reincorporation described in Note 10 to the consolidated financial statements has not been consummated at October 28, 1997. When it has been consummated, we will be in a position to furnish the following report:


          "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Virtual Corporation and its subsidiary at December 31, 1995 and 1996 and September 30, 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PRICE WATERHOUSE LLP
San Jose, California

October 22, 1997, except as


to Note 10 which is as of


October 28, 1997

                           FIRST VIRTUAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS
                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                   DECEMBER 31,                         EQUITY AT
                                                                -------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1995       1996          1997            1997
                                                                -------   ---------   -------------   -------------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents...................................  $ 2,787   $     676     $   1,506
  Accounts receivable, less allowance of $211 at September 30,
     1997.....................................................      677       2,337         2,856
  Inventory...................................................      205       1,230         1,672
  Prepaid expenses and other current assets...................       40          59            45
                                                                -------     -------      --------
          Total current assets................................    3,709       4,302         6,079
Property and equipment, net...................................      648         913         1,022
Other assets..................................................      159         217           288
                                                                -------     -------      --------
                                                                $ 4,516   $   5,432     $   7,389
                                                                =======     =======      ========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank line of credit........................  $    --   $     999     $   1,306
  Current portion of long term debt...........................      150         211           573
  Accounts payable............................................      528       1,129         2,488
  Accrued liabilities.........................................      486         637         1,169
  Deferred revenue............................................    1,093         280           242
                                                                -------     -------      --------
          Total current liabilities...........................    2,257       3,256         5,778
                                                                -------     -------      --------
Long-term debt................................................      242         102           712
                                                                -------     -------      --------
Commitments (Note 6)
Stockholders' equity:
  Convertible Preferred Stock, $.001 par value; 10,000,000
     shares authorized actual; 5,000,000 shares authorized pro
     forma (unaudited):
     Series A: 4,000,000 shares designated, issued and
       outstanding actual; none issued and outstanding pro
       forma (unaudited)......................................        4           4             4       $      --
     Series B: 2,200,000 shares designated, issued and
       outstanding actual; none issued and outstanding pro
       forma (unaudited)......................................        2           2             2              --
     Series C: 1,375,000 shares designated; 1,183,125,
       1,331,260 and 1,348,807 shares issued and outstanding
       actual; none issued and outstanding pro forma
       (unaudited)............................................        1           1             1              --
     Series D: 687,500 shares designated; 0, 168,375 and
       388,375 shares issued and outstanding actual; none
       issued and outstanding pro forma (unaudited)...........       --          --            --              --
  Common Stock, $.001 par value; 30,000,000 shares authorized, actual; 35,000,000 shares authorized, pro forma;
     4,261,999, 4,863,963 and 4,793,918 shares issued and
     outstanding actual; 12,731,100 issued and outstanding pro
     forma (unaudited)........................................        4           5             5              12
  Additional paid-in capital..................................   10,156      13,192        16,165          16,165
  Notes receivable from stockholders..........................     (187)       (924)         (844)           (844)
  Accumulated deficit.........................................   (7,963)    (10,206)      (14,434)        (14,434)
                                                                -------     -------      --------        --------
          Total stockholders' equity..........................    2,017       2,074           899       $     899
                                                                                                         ========
                                                                -------     -------      --------
                                                                $ 4,516   $   5,432     $   7,389
                                                                =======     =======      ========

    The accompanying notes are integral part of these consolidated financial statements.

                           FIRST VIRTUAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 NINE MONTH PERIOD
                                                                                       ENDED
                                                    YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                 (UNAUDITED)
Revenues.........................................  $    --   $ 3,670   $12,093   $ 8,151   $11,123
Cost of revenues.................................       --     2,874     6,547     4,711     6,477
                                                   -------   -------   -------   -------   -------
  Gross profit...................................       --       796     5,546     3,440     4,646
                                                   -------   -------   -------   -------   -------
Operating expenses:
  Research and development.......................    1,208     2,582     2,930     2,089     3,749
  Selling, general and administrative............    1,419     3,603     4,886     3,367     4,978
                                                   -------   -------   -------   -------   -------
     Total operating expenses....................    2,627     6,185     7,816     5,456     8,727
                                                   -------   -------   -------   -------   -------
Loss from operations.............................   (2,627)   (5,389)   (2,270)   (2,016)   (4,081)
Interest income..................................       46       117       118        81        52
Interest expense.................................       --       (38)      (91)      (65)     (199)
                                                   -------   -------   -------   -------   -------
Net loss.........................................  $(2,581)  $(5,310)  $(2,243)  $(2,000)  $(4,228)
                                                   =======   =======   =======   =======   =======
Pro forma net loss per share (unaudited).........                      $ (0.17)  $ (0.15)  $ (0.31)
                                                                       =======   =======   =======
Shares used in pro forma per share calculations
  (unaudited)....................................                       13,132    13,023    13,458
                                                                       =======   =======   =======


    The accompanying notes are integral part of these consolidated financial statements.

                           FIRST VIRTUAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                   CONVERTIBLE                                            NOTES
                                 PREFERRED STOCK        COMMON STOCK      ADDITIONAL    RECEIVABLE                      TOTAL
                                ------------------   ------------------    PAID-IN         FROM       ACCUMULATED   STOCKHOLDERS'
                                 SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     STOCKHOLDERS     DEFICIT        EQUITY
                                ---------   ------   ---------   ------   ----------   ------------   -----------   -------------
Balance at December 31,
  1993........................  1,000,000     $1     2,000,000     $2      $    547       $  (13)      $     (72)      $   465
Issuance of Common Stock,
  net.........................         --     --     1,058,000      1            43          (38)             --             6
Issuance of Series A Preferred
  Stock, net..................  3,000,000      3            --     --         1,483           --              --         1,486
Issuance of Series B Preferred
  Stock, net..................  2,200,000      2            --     --         3,241           --              --         3,243
Net loss......................         --     --            --     --                         --          (2,581)       (2,581)
                                              --                   --
                                ---------            ---------              -------        -----        --------       -------
Balance at December 31,
  1994........................  6,200,000      6     3,058,000      3         5,314          (51)         (2,653)        2,619
Issuance of Common Stock,
  net.........................         --     --     1,203,999      1           138         (136)             --             3
Issuance of Series C Preferred
  Stock, net..................  1,183,125      1            --     --         4,704           --              --         4,705
Net loss......................         --     --            --     --                         --          (5,310)       (5,310)
                                              --                   --
                                ---------            ---------              -------        -----        --------       -------
Balance at December 31,
  1995........................  7,383,125      7     4,261,999      4        10,156         (187)         (7,963)        2,017
Issuance of Common Stock,
  net.........................         --     --       601,964      1         1,085         (737)             --           349
Issuance of Series C Preferred
  Stock, net..................    148,135     --            --     --           637           --              --           637
Issuance of Series D Preferred
  Stock, net..................    168,375     --            --     --         1,314           --              --         1,314
Net loss......................         --     --            --     --                         --          (2,243)       (2,243)
                                              --                   --
                                ---------            ---------              -------        -----        --------       -------
Balance at December 31,
  1996........................  7,699,635      7     4,863,963      5        13,192         (924)        (10,206)        2,074
Issuance of Series C Preferred
  Stock, net..................     17,547     --            --     --           104           --              --           104
Issuance of Series D Preferred
  Stock, net..................    220,000     --            --     --         1,749           --              --         1,749
Exercise of stock options.....         --     --           300     --             1           --              --             1
Issuance (repurchase) of
  Common Stock, net...........         --     --       (70,345)    --         1,119           80              --         1,199
Net loss......................         --     --            --     --            --           --          (4,228)       (4,228)
                                              --                   --
                                ---------            ---------              -------        -----        --------       -------
Balance at September 30,
  1997........................  7,937,182     $7     4,793,918     $5      $ 16,165       $ (844)      $ (14,434)      $   899
                                =========     ==     =========     ==       =======        =====        ========       =======

    The accompanying notes are integral part of these conslidated financial statements.

                           FIRST VIRTUAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                NINE MONTH PERIOD
                                                                                      ENDED
                                                 YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -----------------------------    ------------------
                                                1994       1995       1996                  1997
                                               -------    -------    -------     1996      -------
                                                                                -------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................... $(2,581)   $(5,310)   $(2,243)   $(2,000)   $(4,228)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization..........      48        156        342        236        379
       Non-cash stock compensation............      --         --        339        183      1,009
       Other..................................      (1)        (6)       (42)        --        211
  Changes in assets and liabilities:..........
       Accounts receivable....................      --       (676)    (1,660)    (1,004)      (730)
       Inventory..............................     (71)      (134)    (1,025)      (127)      (442)
       Prepaid expenses and other current
          assets..............................     413        (21)       (19)         3         14
       Other assets...........................      (1)       (32)       (28)       (36)        --
       Accounts payable.......................     133        377        601        468      1,359
       Accrued liabilities....................      20        458        151        367        532
       Deferred revenue.......................     200        893       (813)      (615)       (38)
                                               -------    -------    -------    -------    -------
          Net cash used in operating
            activities........................  (1,840)    (4,295)    (4,397)    (2,525)    (1,934)
                                               -------    -------    -------    -------    -------
Cash flows from investing activities:
  Acquisition of property and equipment.......    (207)      (184)      (504)      (270)      (376)
  Restricted cash.............................      --       (105)       (30)       (30)        --
                                               -------    -------    -------    -------    -------
          Net cash used in investing
            activities........................    (207)      (289)      (534)      (300)      (376)
                                               -------    -------    -------    -------    -------
Cash flows from financing activities:
  Borrowings under line of credit.............      --         --        999         --        801
  Repayments under line of credit.............      --         --         --         --       (494)
  Proceeds from note payable..................      --         --         --         --      1,250
  Repayment of note payable...................      --         --         --         --       (141)
  Proceeds from issuance of stock, net........   4,736      4,714      2,003      1,904      1,885
  Repayment of capital lease obligations......      --        (42)      (182)      (135)      (161)
                                               -------    -------    -------    -------    -------
          Net cash provided by financing
            activities........................   4,736      4,672      2,820      1,769      3,140
                                               -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents.................................   2,689         88     (2,111)    (1,056)       830
Cash and cash equivalents at beginning of the
  period......................................      10      2,699      2,787      2,787        676
                                               -------    -------    -------    -------    -------
Cash and cash equivalents at end of the
  period...................................... $ 2,699    $ 2,787    $   676    $ 1,731    $ 1,506
                                               =======    =======    =======    =======    =======
Supplemental cash flow information:
  Interest paid............................... $    --    $    38    $    78    $    60    $   185
  Equipment acquired under capital lease
     obligations..............................      --        434        103        103        112

  The accompanying notes are an integral part of these consolidated financial statements.

                           FIRST VIRTUAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

  The Company


     First Virtual Corporation (the "Company") was incorporated in California in October 1993 and intends to reincorporate in Delaware (see Note 10). The Company develops, manufactures and markets video networking systems for use in business, government and educational environments.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.


  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventory

     Inventory is stated at the lower of cost or market, cost being determined using the first-in, first-out method.

  Restricted Cash

     As of December 31, 1995 and 1996 and September 30, 1997, the Company's other assets included restricted cash of $105,000, $135,000, and $135,000, respectively, representing collateral for an outstanding letter of credit, which expires October 30, 1997 and is expected to be renewed.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

  Long-Term Assets

     The Company periodically reviews the recoverability of long-term assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable.

  Revenue Recognition

     Revenues are recognized upon shipment of product to customers, provided no significant obligations remain and collectibility is probable. Revenues from sales to certain of the Company's distributors are subject to agreements allowing rights of return and price protection. Accordingly, the

                           FIRST VIRTUAL CORPORATION

Company provides for estimated future returns and credits for price protection upon revenue recognition. Such reserves are estimated based upon historical rates of returns and allowances, distributor inventory levels, the Company's estimates of expected sell-through by distributors and other related factors. Actual results could differ from these estimates.

     Advance payments received from customers are recorded as deferred revenue and are recognized as revenue upon shipment of product.

     The Company on occasion receives nonrecurring engineering funding for development projects. Revenues from such funding are recognized over the term of the respective contract using the percentage of completion method. Amounts received under such projects have not been material to date.

     A provision is made upon revenue recognition for the estimated cost to repair or replace products under warranty arrangements. The Company provides a limited amount of telephone technical support to customers. These activities are generally considered insignificant customer support obligations and related costs are accrued upon revenue recognition.

  Software Development Costs

     Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." (See Note 8)

  Income Taxes

     Income taxes are accounted for using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of currently enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  Pro forma net loss per share (unaudited)

     Pro forma net loss per share is computed using the weighted average number of shares of common stock, preferred stock (on an as converted basis) and common equivalent shares outstanding during the periods (using the treasury stock method, if dilutive). Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to Preferred Stock (using the as converted method) and stock options and warrants (using the treasury stock method and assuming the initial public offering price) issued subsequent to September 30, 1996 have been included in the computations for all periods presented.

                           FIRST VIRTUAL CORPORATION

     Historical net loss per share data has not been presented since such amounts are not deemed to be meaningful due to the significant change in the Company's capital structure which will occur upon the completion of the Offering.

  Pro forma stockholders' equity (unaudited)

     If the Offering contemplated by this prospectus (the "Offering") is consummated, all shares of Preferred Stock outstanding at the closing date will automatically convert into an aggregate of 7,937,182 shares of Common Stock. The pro forma effect of such conversion has been reflected in the accompanying unaudited pro forma stockholders' equity as of September 30, 1997.

  Interim results (unaudited)

     The accompanying statements of operations and cash flows for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the interim period.

  Concentration of Credit Risk and Geographic Distribution of Revenues

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents primarily in market rate accounts. The Company sells its products to original equipment manufacturers, distributors, value added resellers and end-user customers throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company provides an allowance for uncollectible accounts receivable based upon the expected collectibility of such receivables. To date, the Company has not experienced any significant bad debts.

     In 1995, revenues from two customers represented 24% and 17% of total revenues. In 1996, revenues from one customer represented 29% of total revenues. For the nine months ended September 30, 1997, revenues from one customer represented 57% of total revenues.

     Revenues from shipments to customers outside North America represented approximately 37% of total revenues in 1995, approximately 36% of total revenues in 1996, and approximately 22% of total revenues for the nine months ended September 30, 1997.

     At December 31, 1995, outstanding receivables from two customers represented 17% and 10% of accounts receivable. At December 31, 1996, outstanding receivables from two customers represented 27% and 10% of accounts receivable. At September 30, 1997, outstanding receivables from one customer represented 59% of accounts receivable.

  Fair value of financial instruments

     The carrying amount of cash and cash equivalents and other current assets and liabilities such as accounts receivable, accounts payable and accrued liabilities, as presented in the financial statements, approximates fair value based on the short-term nature of these instruments. The recorded amount of long-term debt approximates fair value as the actual interest rates approximate current competitive rates.

                           FIRST VIRTUAL CORPORATION

  New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (FAS 128). This Statement is effective from the quarter ending December 31, 1997. The Statement redefines earnings per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share.

     If the Company had adopted FAS 128, for the year ended 1996 and the nine month period ended September 30, 1997, the Company's pro forma loss per share would have been as follows:

                                                                          NINE MONTH
                                                                         PERIOD ENDED
                                                    YEAR ENDED          SEPTEMBER 30,
                                                   DECEMBER 31,     ----------------------
                                                       1996            1996          1997
                                                   ------------     -----------     ------
                                                                    (UNAUDITED)
        Basic loss per share.....................     $(0.18)         $ (0.16)      $(0.33)
        Diluted loss per share...................      (0.17)           (0.15)       (0.31)

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (FAS
130) and No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). The Company does not believe that FAS 130 and 131 will have any material impact on its financial statement reporting requirements.

  Dependence on Suppliers

     The Company's ability to timely deliver its products is dependent upon the availability of quality components and subsystems used in these products. The Company depends in part upon subcontractors to manufacture, assemble and deliver certain items in a timely and satisfactory manner. The Company obtains certain components and subsystems from single or a limited number of sources. A significant interruption in the delivery of such items could have a material adverse effect on the Company's financial condition and results of operations.

                           FIRST VIRTUAL CORPORATION

NOTE 2 -- BALANCE SHEET COMPONENTS:

                                                               DECEMBER 31,
                                                         ------------------------     SEPTEMBER 30,
                                                         1995           1996              1997
                                                         -----     --------------     -------------
                                                                   (IN THOUSANDS)
Inventory:
  Raw materials........................................  $ 124         $  711            $ 1,113
  Finished goods.......................................     81            519                559
                                                         -----         ------            -------
                                                         $ 205         $1,230            $ 1,672
                                                         =====         ======            =======
Property and equipment:
  Computers and equipment..............................  $ 697         $1,137            $ 1,590
  Furniture and fixtures...............................     80            236                244
  Leasehold improvements...............................     62             73                100
                                                         -----         ------            -------
                                                           839          1,446              1,934
  Less accumulated depreciation and amortization.......   (191)          (533)              (912)
                                                         -----         ------            -------
                                                         $ 648         $  913            $ 1,022
                                                         =====         ======            =======
Accrued liabilities:
  Accrued employee compensation........................  $ 286         $  296            $   478
  Accrued warranty.....................................     72            162                359
  Other................................................    128            179                332
                                                         -----         ------            -------
                                                         $ 486         $  637            $ 1,169
                                                         =====         ======            =======

     As of December 31, 1995 and 1996 and September 30, 1997, property and equipment recorded under capital leases, consisting primarily of computers and equipment, totaled $434,000, $537,000, and $650,000, respectively, with related accumulated amortization of $50,000, $256,000, and $430,000, respectively.

NOTE 3 -- LINE OF CREDIT:

     The Company has a working capital line of credit agreement with a bank which provides for borrowings of up to $3,000,000. Borrowings under the line of credit are limited to a specified percentage of eligible accounts receivable and inventory, and are secured by substantially all of the assets of the Company. Interest on borrowings is set at the bank's prime rate (8.5% at September 30, 1997) plus 0.5%. Among other provisions, the Company is required to maintain certain financial covenants and is prohibited from paying dividends. The line of credit agreement expires in April 1998. Borrowings outstanding under the line of credit totaled $1,306,000 as of September 30, 1997 and an additional approximately $800,000 was available to the Company. At September 30, 1997, the Company was not in compliance with certain covenants, for which the bank issued a waiver.

                           FIRST VIRTUAL CORPORATION

NOTE 4 -- LONG-TERM DEBT:

Long-term debt comprises:

                                                        DECEMBER 31,
                                                       ---------------     SEPTEMBER 30,
                                                       1995       1996         1997
                                                       ----       ----     -------------
                                                                (IN THOUSANDS)
          12% Subordinated debt due in monthly
             installments of $41,000 through 2000....  $ --       $ --        $ 1,021
          Capitalized lease obligations..............   392        313            264
                                                       ----       ----         ------
                                                        392        313          1,285
          Less current portion.......................   150        211            573
                                                       ----       ----         ------
                                                       $242       $102        $   712
                                                       ====       ====         ======

     In April 1997, the Company entered into a subordinated debt agreement pursuant to which the Company borrowed $1,250,000. The debt is secured by certain assets of the Company, including accounts receivables, inventory, property and equipment. Future principal payments of the subordinated debt as of September 30, 1997 are as follows (in thousands):

                1997 (three months).................................  $   82
                1998................................................     363
                1999................................................     414
                2000................................................     162
                                                                      ------
                                                                      $1,021
                                                                      ======

NOTE 5 -- INCOME TAXES:

     No provision or benefit for income taxes has been recognized for any of the periods presented as the Company has incurred net operating losses for income tax purposes and has no carryback potential.

     Deferred tax assets consist of the following:

                                                                DECEMBER 31,
                                                              -----------------     SEPTEMBER 30,
                                                               1995       1996          1997
                                                              ------     ------     -------------
                                                                        (IN THOUSANDS)
Net operating loss carryforwards and capitalized start-up
  costs.....................................................  $3,238     $3,825        $ 4,636
Research and development credit carryforwards...............     311        518            753
Accruals and reserves.......................................     175        297            419
                                                              ------     ------         ------
Total deferred tax assets...................................   3,724      4,640          5,808
Valuation allowance.........................................  (3,724)    (4,640)        (5,808)
                                                              ------     ------         ------
Net deferred tax assets.....................................  $   --     $   --        $    --
                                                              ======     ======         ======

     Based on a number of factors, including the lack of a history of profits and the fact that the Company competes in a developing market that is characterized by rapidly changing technology, management believes that the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation allowance has been provided at December 31, 1995 and 1996 and September 30, 1997.

     At September 30, 1997, the Company had federal net operating loss carryforwards of approximately $11.7 million available to reduce future taxable income. The federal net operating loss carryforwards expire from 2008 through 2012.

                           FIRST VIRTUAL CORPORATION

     Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined.

NOTE 6 -- COMMITMENTS:

  Leases

     The Company leases its facility under a noncancelable operating lease agreement which expires in 1998. In addition, the Company leases certain equipment under long-term lease agreements that are classified as capital leases. These capital leases terminate at various dates through 1998. Future minimum lease payments under all noncancelable operating and capital leases as of September 30, 1997 are as follows (in thousands):

                                                                      OPERATING     CAPITAL
                                                                       LEASES       LEASES
                                                                      ---------     -------
    Year ending December 31,
      1997 (three months)...........................................   $    47      $    96
      1998..........................................................       118          117
      1999..........................................................        --           37
      2000..........................................................        --           37
      2001..........................................................        --            3
                                                                       -------      -------
      Total minimum payments........................................   $   165          290
                                                                       =======
      Less amount representing interest.............................        --          (26)
                                                                                    -------
      Present value of capital lease obligations....................        --          264
      Less current portion..........................................        --         (191)
                                                                                    -------
      Lease obligations, long-term..................................        --      $    73
                                                                                    =======

     Rent expense for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997 was approximately $20,000, $110,000, $320,000 and $171,000, respectively.

NOTE 7 -- CONVERTIBLE PREFERRED STOCK:

     As of September 30, 1997 the Company had issued 7,937,182 shares of convertible Preferred Stock, of which 4,000,000 shares, 2,200,000 shares, 1,348,807 shares and 388,375 shares, have been designated as Series A, B, C and D, respectively. The convertible Preferred Stock has been issued at prices ranging from $0.50 per share to $8.00 per share.

     In August 1997, in conjunction with the last round of Series D Preferred Stock, under a stock subscription agreement, the Company agreed to issue 100,000 shares of Series D Preferred Stock to an investor at $8.00 per share for cash. The stock subscription agreement expires on October 31, 1997.

     The rights, preferences and privileges with respect to the Series A, B, C and D Preferred Stock (collectively "Preferred Stock") are as follows:

  Dividends

     Holders of Preferred Stock are entitled to receive noncumulative, preferential dividends of $0.05, $0.15, $0.40 and $0.80, respectively, per annum, when and if declared by the Board of Directors. No such dividends have been declared.

                           FIRST VIRTUAL CORPORATION

  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock are entitled to a per share distribution in preference to holders of Common Stock equal to $0.50, $1.50, $4.00 and $8.00 per share, respectively, plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to holders of Preferred Stock as described above, the remaining assets will be distributed to the holders of Common Stock and Preferred Stock based upon the number of shares of Common Stock held by each, assuming conversion of all Preferred Stock, until the holders of Preferred Stock receive two times their original per share preference. Thereafter, the remaining assets will be distributed to the holders of Common Stock.

  Voting Rights

     The holders of Preferred Stock have one vote for each share of Common Stock into which such Preferred Stock may be converted.

  Conversion

     Each share of Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder, subject to adjustment for dilution. Such conversion is automatic upon the earlier of the date specified by vote, written consent or agreement of holders of at least two-thirds of such series then outstanding or immediately upon the closing date of a public offering of the Company's Common Stock for which the aggregate net proceeds exceed $10,000,000 and the per share offering price equals or exceeds $8.00, subject to adjustment for dilution. At September 30, 1997, a total of 8,037,182 shares of Common Stock have been reserved for issuance upon conversion of the Preferred Stock.

  Series D Preferred Stock Warrants

     In conjunction with certain financing arrangements, during the nine months ended September 30, 1997 the Company issued warrants to purchase 40,624 shares of its Series D Preferred Stock at $8.00 per share. The warrants are exercisable immediately and expire at various times from 3 to 4.3 years following the closing of an initial public offering. As of September 30, 1997, no warrants have been exercised. The aggregate value of these warrants was estimated by the Company, using the Black-Scholes models, at approximately $159,000 and is being expensed as additional cost of financing over the term of the related borrowings.

NOTE 8 -- STOCK PLANS:

  1993 Employee, Consultant and Director Stock Purchase Plan

     In December 1993, the Company adopted a stock purchase plan (the "1993 Plan"). As of September 30, 1997, 3,295,000 shares of Common Stock were authorized for issuance of stock purchase rights awarded under the 1993 Plan. The 1993 Plan, which expires in 2003 unless terminated earlier, is administered by the Board of Directors and provides for the granting of rights to purchase the Company's Common Stock. All awards have been made at a purchase price equal to at least 100% of the fair value of the stock as determined by the Board of Directors on the date of grant. Stock purchase rights granted under the 1993 Plan must be exercised at the time of grant. Common Stock issued under the 1993 Plan generally vests 10% after six months and ratably each month over the remaining fifty-four month period, provided that the grantee remains associated with the Company. In the event that the grantee's continuous status as an employee, director or consultant terminates, the Company has the

                           FIRST VIRTUAL CORPORATION
right to repurchase all unvested shares of Common Stock issued upon exercise of an award at a repurchase price equal to the original issuance price of such shares. As of September 30, 1997, a total of 3,293,618 shares of the Company's Common Stock have been issued under the 1993 Plan, 493,450 shares had been repurchased or cancelled pursuant to the Company's repurchase rights, and approximately 1,185,541 shares were subject to repurchase.

  1996 Stock Purchase Bonus Plan

     In February 1996, the Company adopted an employee stock purchase bonus plan (the "1996 Plan") and reserved 125,000 shares of Series C Preferred Stock ("Series C") for issuance to eligible employees upon the exercise of stock purchase rights awarded under the 1996 Plan. The 1996 Plan, which expires in 2006 unless terminated earlier, is administered by the Board of Directors and provides for the grant of rights to purchase shares of Series C (the "Offering") at a purchase price equal to 100% of the fair value of the stock as determined by the Board of Directors on each offering date. Offering periods begin on the first day of the second month following the end of each calendar quarter (the "Offering Date") and end ten business days later. On each Offering Date, eligible employees are granted the right to purchase the number of shares of Series C purchasable with up to 100% of such employee's bonus amount attributable to the calendar quarter ended immediately prior to the Offering Date. Each Offering contains a single purchase date occurring ten business days following the Offering Date of such Offering. During 1996, and the nine months ended September 30, 1997 the Company issued 81,260 shares and 17,547 shares, respectively, of Series C at prices ranging from $4.00 to $6.00 per share under the 1996 Plan.

  1996 Stock Option Plans

     The Company has two stock option plans which were adopted in 1996 (the "Stock Option Plans"). The Stock Option Plans, which expire in 2006, provide for the grant of incentive stock options and nonstatutory stock options to employees, directors and consultants. As of September 30, 1997, 2,130,000 shares of Common Stock were authorized under the Stock Option Plans. The Board of Directors may, at its discretion, terminate the Stock Option Plans at any time. Options granted under the Stock Option Plans are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85% for incentive and nonstatutory stock options, respectively, of the fair value of the stock, as determined by the Board of Directors on the date of grant. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair value of the stock, as determined by the Board of Directors on the date of grant. Options granted under the Stock Option Plan are exercisable immediately and generally vest 10% after six months and ratably each month over the remaining fifty-four month period, provided that the optionee remains associated with the Company. In the event that the optionee's continuous status as an employee, director or consultant terminates, the Company has the right to repurchase all unvested shares of Common Stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. Additionally, all unvested options terminate and any vested options must be exercised within 30 days.

  1997 Non-Employee Directors' Stock Option Plan

     On September 25, 1997, the Company's Board of Directors approved the 1997 Non-Employee Director Stock Option Plan (the "Director's Plan") and reserved 250,000 shares of the Company's Common Stock for issuance thereunder.

     The Director Plan provides for the grant of options to purchase 30,000 shares of Common Stock to each director upon initial election to the Board of Directors and subsequent automatic grants of

                           FIRST VIRTUAL CORPORATION
options to purchase 10,000 shares of Common Stock on each anniversary of a previous grant. An initial grant of 10,000 shares was made to each of the five non-employee directors of the Company in September 1997 upon inception of the Director's Plan, at a price of $11.00 per share.

     Option activity under the Company's various currently effective stock option plans is summarized as follows:

                                                                  SHARES
                                                                  SUBJECT
                                                                    TO            WEIGHTED
                                                                  OPTIONS         AVERAGE
                                                                 OUTSTANDING   EXERCISE PRICE
                                                                 ---------     --------------
     Granted...................................................    927,998         $ 2.60
                                                                 ---------
     Balance at December 31, 1996..............................    927,998         $ 2.60
     Granted...................................................    980,644         $ 7.03
     Exercised.................................................       (300)        $ 3.50
     Cancelled.................................................    (50,644)        $ 4.00
                                                                 ---------
     Balance at September 30, 1997.............................  1,857,698         $ 4.90
                                                                 =========
     Options vested at September 30, 1997......................    252,951
                                                                 =========
     Options available for future grant at September 30,
       1997....................................................    522,002
                                                                 =========

     With respect to certain options and restricted stock granted in 1996 and the nine months ended September 30, 1997, the Company is recognizing a compensation charge of $2,121,000. The Company recognized $339,000 and $1,009,000 of said amount as compensation expense in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company will recognize the balance of this deferred compensation over the related vesting period of the options. The future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period.

     Significant option groups outstanding at September 30, 1997 and related weighted average exercise price and contractual life information are as follows:

                          OPTIONS OUTSTANDING
                ----------------------------------------
                                 WEIGHTED
                                  AVERAGE
                                 REMAINING      WEIGHTED
 RANGE OF                       CONTRACTUAL     AVERAGE
 EXERCISE         NUMBER         LIFE (IN       EXERCISE
  PRICES        OUTSTANDING       YEARS)         PRICE
-----------     -----------     -----------     --------
   $2.50           612,998          8.89         $ 2.50
   $2.75           300,000          3.75         $ 2.75
   $3.50            14,700          9.08         $ 3.50
   $4.00           505,000          9.49         $ 4.00
  $11.00           425,000          9.92         $11.00
                   =======
$2.50 - $11.00   1,857,698          9.10         $ 4.90
                   =======

                           FIRST VIRTUAL CORPORATION

  Fair Value Disclosures

     Had compensation cost for the Company's Stock Option Plan been determined based on the minimum value of such options at the grant dates as prescribed by FAS No. 123, the Company's pro forma net loss would have been as follows:


                                                                          NINE MONTHS
                                                      YEAR ENDED      ENDED SEPTEMBER 30,
                                                     DECEMBER 31,     -------------------
                                                         1996          1996        1997
                                                     ------------     -------     -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                                    DATA)
                                                                 (UNAUDITED)
        Net loss:
          As reported..............................    $ (2,243)      $(2,000)    $(4,228)
          Pro Forma as adjusted....................      (2,395)       (2,056)     (4,551)
        Pro Forma net loss per share:
          As reported..............................    $  (0.17)      $ (0.15)    $ (0.31)
          As adjusted..............................       (0.18)        (0.16)      (0.34)


     No pro forma information has been presented for 1995 since the Stock Option Plan was adopted in 1996 and, accordingly, no stock options were granted under the Stock Option Plan prior to 1996. The weighted-average estimated grant-date minimum value for options granted under the Stock Option Plan during 1996 and during the nine months ended September 30, 1997 was $0.70 and $0.97, respectively. The minimum value of each option is estimated on the date of grant with the following assumptions for grants during 1996 and the nine months ended September 30, 1997: annual dividend yield of 0.0% for both periods; risk-free annual interest rates of 5.97% to 6.64% and 6.00% to 6.61%, respectively; and an expected option term of five years for both periods.

  1997 Employee Stock Purchase Plan

     The Company's 1997 Stock Purchase Plan (the "Purchase Plan") was approved by the Board of Directors in October 1997 and will become effective upon the closing of the Offering. Under the Purchase Plan a total of 150,000 shares of Common Stock have been reserved for issuance to participating employees who meet eligibility requirements.

     The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's base compensation, including commissions, bonuses and overtime, at a price equal to 85% of the fair market value of the Common Stock at the beginning of each offering period or the end of the purchase period, whichever is lower.

NOTE 9 -- NOTES RECEIVABLE FROM STOCKHOLDERS:

     During the period from January 1994 through October 1996, the Company made full recourse loans to certain executives and employees pursuant to the Company's 1993 Stock Purchase Plan. The loans bear interest at rates ranging from 4.92% to 7.96% per annum and interest on the notes accrues monthly. The loans are due on the earlier of various dates from January 1998 through October 2001 or termination of employment.

NOTE 10 -- SUBSEQUENT EVENTS

     On October 22, 1997, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission covering the proposed sale of shares of its Common Stock to the public. In addition, the Company's Board of Directors authorized, subject to stockholder approval, the reincorporation of the Company in Delaware to be effected prior to the effective date of the Registration Statement. The Board also, subject to stockholder approval, increased the authorized shares of Common Stock to 35,000,000, decreased the

                           FIRST VIRTUAL CORPORATION
authorized shares of Preferred Stock to 5,000,000, and increased the number of options authorized and available under the Company's 1996 Stock Option Plans. Additionally, the Board of Directors approved the consolidation and restatement of the Company's 1993 Plan and Stock Option Plans into the 1997 Equity Incentive Plan to be effective upon the closing of the offering. All per share amounts have been adjusted in the accompanying consolidated financial statements to reflect the reincorporation in Delaware.



     In October 1997, the Company entered into a subordinated debt agreement pursuant to which the Company borrowed $1,000,000. The debt bears interest at 12% per annum and is due in monthly installments through October 2000. The debt is secured by certain assets of the Company, including accounts receivable, inventory, property and equipment. In conjunction with the issuance of the subordinated debt, the Company has agreed to issue a warrant to purchase 20,312 shares of Series D Preferred Stock at $8.00 per share. The warrant will be exercisable immediately and will expire on the earlier of 7 years from the date of issuance or 3 years following the closing of an initial public offering.

Appendix -- Description of Graphics


Top caption:  VIDEO NETWORKING
Company Logo

INSIDE FRONT COVER

Top Left Graphic:  illustration of a teacher conducting a class using video networking tools.
Caption:  DISTANCE LEARNING
          Enhancing the quality of distance learning. Conducting simultaneous classes in multiple locations. Teaching a broad array of subjects requiring visual reinforcement.

Top Right Graphic:  illustration of surgeons performing an operation on a patient using video networking tools.
Caption:  TELEMEDICINE
          Bringing doctors and patients together for remote consultation. Conferencing during in-progress surgery. Enabling training seminars with close-up precision imaging.

Bottom Left Graphic:  illustration of a business person delivering a presentation to a group of people using video networking tools.
Caption:  VIDEO MARKETING
          Enabling face-to-face communication without travel. Delivering live presentations to several locations simultaneously.

Bottom Right Graphic:  illustration of workers at a factory reviewing the configuration of machinery using video networking tools.
Caption:  VIDEO MANUFACTURING
          Enabling remote floor maintenance, inspection and supervision. Providing just-in-time training and efficient technology transfer.
Lower caption:
          First Virtual's broad product line delivers end-to-end solutions for a wide range of customer applications including distance learning, telemedicine, video marketing and video manufacturing.

GATE FOLD (left side)

Graphic: Computer screen showing video networking graphical interfaces. The computer screen is linked via lines to a rack containing First
          Virtual equipment.
Caption:
Conferencing: The ability to meet face-to-face in real-time over the network. First Virtual's products provide high quality, cost effective and scaleable video collaboration over an ATM network and allow the efficient connection of traditional ISDN conferencing.
Caching: The ability to use high quality stored video over the network, also called video on demand. Caching is the cornerstone of all distance learning applications. First Virtual's caching products allow concurrent access to high quality stored video on ATM and Ethernet networks.
Casting: The ability to broadcast high quality live video over the network. First Virtual's casting products enable applications such as real-time delivery of lectures to be broadcast to students over multiple desktops across both ATM and Ethernet networks.

GATE FOLD (right side)
Graphic: Network diagram depicting the First Virtual product set interconnected by lines. The graphic shows the Company's V-Caster, V-Switch, V-MCU, V-Gate323, V-Switch and V-Cache.
Caption: First Virtual provides a high quality cost effective, video networking solution that integrates video with voice and data, and leverages existing network infrastructures including Ethernet, ISDN, ATM and T1/E1. The Company's Multimedia Operating Software (MOS) is designed to guarantee network resources for real-time video applications on any QoS capable network in the presence of voice and bursts of data packets.

Company Logo

Page 30:
Graphic: Network diagram depicting First Virtual's product set interconnected by lines. The graphic shows the Company's V-Caster, V-Switch, V-MCU, V-Gate323, V-Switch and V-Cache.

Caption:
          First Virtual provides a high quality cost effective, video networking solution that integrates video with voice and data, and leverages existing network infrastructures including Ethernet, ISDN, ATM and T1. The Company's Multimedia Operating Software (MOS) is designed to guarantee network resources for real-time video applications on any QoS-capable network in the presence of voice and bursts of data packets.

OUTSIDE BACK COVER
Company logo

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

        SEC Registration Fee..............................................  $ 13,382
        NASD Filing Fee...................................................     4,916
        Nasdaq National Market Filing Fee.................................     *
        Blue Sky Fees and Expenses........................................     5,000
        Accounting Fees...................................................     *
        Legal Fees and Expenses...........................................     *
        Transfer Agent and Registrar Fees.................................     *
        Printing and Engraving............................................   175,000
        Miscellaneous.....................................................     *
                                                                            ----------
                  Total...................................................  $900,000
                                                                            ==========

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law.
Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant intends to enter into indemnification agreements with each director and certain executive officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

     The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Since October 24, 1994, the Company has issued and sold the following securities:


          1. Since October 24, 1994, the Company issued 2,548,259 shares of Common Stock (net of repurchases) to 69 employees, consultants and non-employee directors at a weighted average purchase price of $.64 per share.



          2. Since April 18, 1996, the Company has granted stock options to purchase 1,907,698 shares of Common Stock (net of cancellations) to a total of 76 employees, consultants and non-employee directors at a weighted average exercise price of $5.11 per share pursuant to the Company's stock plans.

          3. From October 13, 1994 to November 30, 1994, the Company issued and sold, pursuant to a Series B Preferred Stock Purchase Agreement, an aggregate of 2,200,000 shares of Series B Preferred Stock to 30 private investors at a purchase price of $1.50 per share.

          4. From June 28, 1995 to April 23, 1996, the Company issued and sold pursuant to a Series C Preferred Stock Purchase Agreement, an aggregate of 1,250,000 shares of Series C Preferred Stock to 28 private investors at a purchase price of $4.00 per share.


          5. From March 11, 1996 to November 14, 1997, the Company issued and sold pursuant to the Company's 1996 Employee Stock Purchase Bonus Plan, an aggregate of 101,533 shares of Series C Preferred Stock to 34 employees at purchase prices ranging from $4.00 to $11.00 per share.



          6. From August 29, 1996 to November 4, 1997, the Company issued and sold pursuant to a Series D Preferred Stock Purchase Agreement, an aggregate of 488,375 shares of Series D Preferred Stock to 36 private investors at a purchase price of $8.00 per share.


          7. On April 11, 1997, the Company issued a warrant to purchase 18,750 shares of Series D Preferred Stock at an exercise price of $8.00 per share to a financial institution.

          8. On April 30, 1997, the Company issued warrants to purchase 21,874 shares of Series D Preferred Stock at an exercise price of $8.00 per share to a financial institution.

     The sales and issuances of securities in the transactions described in paragraphs (1), (2) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation as provided by Rule 701.

     The sales and issuances of securities in the transactions described in paragraphs (3) through (4) and (6) through (8) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received either adequate information about the Registrant or had access, through employment or other relationships, to such information.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

            1.1+    Underwriting Agreement
          **3.1     Amended and Restated Articles of Incorporation of the Registrant as filed
                    June 6, 1997
          **3.2     Bylaws of the Registrant
            3.3+    Certificate of Incorporation to be effective upon closing of the offering
            3.4+    Bylaws of the Registrant to be effective upon the closing of the offering
            4.1+    Specimen Common Stock Certificate
            5.1+    Opinion of Cooley Godward LLP as to legality of the Common Stock
           10.1+    1997 Equity Incentive Plan
           10.2+    Form of Incentive Stock Option Grant
           10.3+    Form of Non-Incentive Stock Option Grant
           10.4+    1997 Employee Stock Purchase Plan
           10.5+    1997 Employee Stock Purchase Offering
           10.6+    1997 Non-Employee Directors' Stock Option Plan
         **10.7     Form of Indemnification Agreement between the Registrant and its directors and executive officers

         **10.8     Amended and Restated Investor Rights Agreement, dated as of August 29,
                    1996 among the Registrant and the investors named therein, as amended
                    October 17, 1997
         **10.9     Lease Agreement between the Registrant and John Arrillaga, or his successor Trustee, UTA 7/20/77, dated July 19, 1995
        **10.10     Loan and Security Agreement between the Registrant and Silicon Valley Bank
                    ("SVB"), dated July 3, 1996, as amended
        **10.11     Master Lease Agreement between the Registrant and Comdisco, Inc.
                    ("Comdisco")
        **10.12     Subordinated Loan and Security Agreement between the Registrant and
                    Comdisco, dated April 30, 1997
        **10.13*    Original Equipment Manufacturing Agreement between the Registrant and Bay
                    Networks, Inc., dated November 3, 1995, as amended through April 9, 1997
        **10.13(i)* Fourth Amendment to OEM Agreement, between the Registrant and Bay
                    Networks, Inc., dated October 26, 1997
        **10.14*    OEM Reseller Agreement between the Registrant and Northern Telecom Inc., dated May 1, 1997
        **10.15*    Development and License Agreement between the Registrant and Advanced
                    Telecommunications Modules Limited, dated February 25, 1994, as amended
        **10.16*    Equipment Manufacturing OEM Agreement between the Registrant and VTEL
                    Corporation, dated August 20, 1997
        **10.17     Technology Licensing Agreement between IBM Corporation and First Virtual
                    Corporation, dated October 16, 1997
        **10.18     Warrant issued to SVB, dated April 11, 1997
        **10.19     Warrants issued to Comdisco, each dated April 30, 1997
          10.20+    Subordinated Loan and Security Agreement between the Registrant and
                    Comdisco, dated October 23, 1997.
           11.1     Statement re computation of net loss per share
         **16.1     Letter of KPMG Peat Marwick LLP
           23.1     Consent of Price Waterhouse LLP
          23.2+     Consent of Cooley Godward LLP (included in Exhibit 5.1)
         **24.1     Power of Attorney (see page II-5)
         **27.1     Financial Data Schedule


---------------

     + To be filed by amendment.

     * Confidential treatment is being sought for portions of this exhibit. A separate filing setting forth the Registrant's application for confidential treatment has been made with the Commission.

    ** Previously filed as an Exhibit to the Registration Statement.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     C. The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, First Virtual Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on November 18, 1997.


                                          FIRST VIRTUAL CORPORATION

                                          By:         RALPH K. UNGERMANN
                                            ------------------------------------
                                            Ralph K. Ungermann
                                            Chief Executive Officer and
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                              TITLE                         DATE
---------------------------------    ---------------------------------    ------------------

RALPH K. UNGERMANN                   Chief Executive Officer and          November 18, 1997
---------------------------------    President (Principal Executive
Ralph K. Ungermann                   Officer)

JAMES O. MITCHELL                    Vice President, Operations and       November 18, 1997
---------------------------------    Chief Financial Officer
James O. Mitchell                    (Principal Financial and
                                     Accounting Officer)

*                                    Director                             November 18, 1997
---------------------------------
Neal Douglas

*                                    Director                             November 18, 1997
---------------------------------
Pier Carlo Falotti

*                                    Director                             November 18, 1997
---------------------------------
David A. Norman

*                                    Director                             November 18, 1997
---------------------------------
James Swartz

*                                    Director                             November 18, 1997
---------------------------------
Enzo Torresi

      /s/ JAMES O. MITCHELL
---------------------------------
        James O. Mitchell
       *(Attorney-in-fact)

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER
-----------
        1.1+    Underwriting Agreement
      **3.1     Amended and Restated Articles of Incorporation of the Registrant as filed June
                6, 1997
      **3.2     Bylaws of the Registrant
        3.3+    Certificate of Incorporation to be effective upon closing of the offering
        3.4+    Bylaws of the Registrant to be effective upon the closing of the offering
        4.1+    Specimen Common Stock Certificate
        5.1+    Opinion of Cooley Godward LLP as to legality of the Common Stock
       10.1+    1997 Equity Incentive Plan
       10.2+    Form of Incentive Stock Option Grant
       10.3+    Form of Non-Incentive Stock Option Grant
       10.4+    1997 Employee Stock Purchase Plan
       10.5+    1997 Employee Stock Purchase Offering
       10.6+    1997 Non-Employee Directors' Stock Option Plan
     **10.7     Form of Indemnification Agreement between the Registrant and its directors and executive officers
     **10.8     Amended and Restated Investor Rights Agreement, dated as of August 29, 1996 among the Registrant and the investors named therein, as amended October 17,
                1997
     **10.9     Lease Agreement between the Registrant and John Arrillaga, or his successor
                Trustee, UTA 7/20/77, dated July 19, 1995
    **10.10     Loan and Security Agreement between the Registrant and Silicon Valley Bank
                ("SVB"), dated July 3, 1996, as amended
    **10.11     Master Lease Agreement between the Registrant and Comdisco, Inc. ("Comdisco")
    **10.12     Subordinated Loan and Security Agreement between the Registrant and Comdisco, dated April 30, 1997
    **10.13*    Original Equipment Manufacturing Agreement between the Registrant and Bay
                Networks, Inc., dated November 3, 1995, as amended through April 9, 1997
    **10.13(i)* Fourth Amendment to OEM Agreement, between the Registrant and Bay Networks,
                Inc., dated October 26, 1997
    **10.14*    OEM Reseller Agreement between the Registrant and Northern Telecom Inc., dated
                May 1, 1997
    **10.15*    Development and License Agreement between the Registrant and Advanced
                Telecommunications Modules Limited, dated February 25, 1994, as amended
    **10.16*    Equipment Manufacturing OEM Agreement between the Registrant and VTEL
                Corporation, dated August 20, 1997
    **10.17     Technology Licensing Agreement between IBM Corporation and First Virtual
                Corporation, dated October 16, 1997
    **10.18     Warrant issued to SVB, dated April 11, 1997
    **10.19     Warrants issued to Comdisco, each dated April 30, 1997
      10.20+    Subordinated Loan and Security Agreement between the Registrant and Comdisco, dated October 23, 1997.
       11.1     Statement re computation of net loss per share
     **16.1     Letter of KPMG Peat Marwick LLP
       23.1     Consent of Price Waterhouse LLP
      23.2+     Consent of Cooley Godward LLP (included in Exhibit 5.1)
     **24.1     Power of Attorney (see page II-5)
     **27.1     Financial Data Schedule


---------------

     + To be filed by amendment.

     * Confidential treatment is being sought for portions of this exhibit. A separate filing setting forth the Registrant's application for confidential treatment has been made with the Commission.

    ** Previously filed as an Exhibit to the Registration Statement.